Exhibit 10.1

Execution Version

PICTUREARTS CORPORATION

STOCK PURCHASE AGREEMENT

BY AND AMONG

JEFFREY BURKE,

LORRAINE TRIOLO

AND

JUPITERIMAGES CORPORATION

Dated as of June 30, 2005

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

(iv)

SCHEDULE NUMBER	SCHEDULE NAME
1.1	Key Employees
1.2	Knowledge of Sellers
1.3	Permitted Liens
1.4	Exclusion to Definition of Material Adverse Effect
2.2(b)	Sellers’ Portion of Purchase Price
3.2	Certificate, By-laws and Foreign Qualifications
3.4	Conflicts or Violations
3.5	Subsidiaries and Investments
3.6(a)	Financial Statements
3.6(b)	Interim Financial Statements
3.7	Undisclosed Liabilities
3.9	Accounts Receivable Aging
3.11(a)	Owned Real Property
3.11(b)	Leased Property
3.12	Conditions and Compliance of Property
3.13	Compliance with Legal Requirements
3.14	Affiliate Agreements
3.15	Contracts
3.16	Intellectual Property
3.17	Software
3.18	Labor Relations
3.19	Employee Benefit Plans
3.20	Insurance
3.21	Litigation
3.22	Environmental Matters
3.23	Tax Matters
3.24	Interim Operations
3.27	Major Customers, Major Suppliers, Major Distributors
3.29	Accounts
5.1	Conduct of Business
5.2	NDA
6.7(a)	Key Employee’s Current Compensation
6.13	Material Lease Terms
6.15	Payment of Pre-Closing Bonuses and Post-Closing Bonuses
7.3	Purchaser’s Consents
8.3	Sellers’ Consents

EXHIBIT	EXHIBIT NAME
A	Form of Burke Employment Agreement
B	Form of Triolo Employment Agreement
C	Form of Escrow Agreement
D	Form of Key Employee Agreement
E	Form of Purchaser’s Opinion of Counsel
F	Form of Sellers’ Opinion of Counsel

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of June 30, 2005, by and among Jeffrey Burke (“Burke”), Lorraine Triolo (“Triolo” and, together with Burke, “Sellers”), and JupiterImages Corporation, an Arizona corporation (“Purchaser”).

PRELIMINARY STATEMENT

WHEREAS, Burke owns 500 shares (the “Burke Stock”) of the common stock, no par value (the “Common Stock”), of PictureArts Corporation, a California corporation (the “Company”);

WHEREAS, Triolo owns 500 shares (the “Triolo Stock” and, together with the Burke Stock, the “Stock”) of the Common Stock of the Company;

WHEREAS, the Stock constitutes 100% of the issued and outstanding capital stock of the Company; and

WHEREAS, Purchaser desires to purchase the Stock from Sellers, and Sellers desire to sell the Stock to Purchaser, in each case upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions. In addition to the terms defined elsewhere herein, the terms defined in the introductory paragraph and the preamble to this Agreement shall have the respective meanings specified therein, and the following terms shall have the meanings specified below when used herein with initial capital letters:

“Accounts Receivable” has the meaning set forth in Section 3.9

“Adjustment Report” has the meaning set forth in Section 2.3(a).

“Affiliate” means “affiliate” as defined in Rule 405 promulgated under the Securities Act of 1933, as amended, and with respect to Sellers shall include their beneficiaries and immediate family members.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” has the meaning set forth in the preamble, and shall include all Schedules and Exhibits hereto.

“Arbiter” has the meaning set forth in Section 2.3(c).

“Balance Sheet” has the meaning set forth in Section 3.6(a).

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that would reasonably be expected to result in any specified consequence.

“Bonus Amount” means the aggregate amount of the Pre-Closing Bonuses and the Post-Closing Bonuses.

“Bonus Shortfall” has the meaning set forth in Section 6.15.

“BTPX Images” means (i) the 6,882 images wholly owned by the Company set forth on the CD-Rom (provided by the Company to Purchaser on June 22, 2005) as the BTPX images and any subsequent images created between June 22, 2005 and the Closing Date and (ii) any intellectual property rights underlying and associated with such BTPX images, including, without limitation, any copyrights and the right to receive royalties.

“BTPX License” has the meaning set forth in Section 5.9.

“Burke” has the meaning set forth in the preamble hereto.

“Burke Employment Agreement” means the Employment Agreement to be entered into by and between the Company and Burke in substantially the form attached hereto as Exhibit A.

“Burke Stock” has the meaning set forth in the preamble hereto.

“Business” means the business and operations of the Company and its Subsidiaries as conducted on the Closing Date.

“Business Day” means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the City of New York.

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Date Adjustment” has the meaning set forth in Section 2.3(e).

“Closing Date Balance Sheet” has the meaning set forth in Section 2.3(a) as finally adjusted pursuant to Section 2.3(c).

“Closing Date Net Asset Adjustment” shall have the meaning set forth in Section 2.3(e).

(2)

“Closing Date Payment” has the meaning set forth in Section 2.2(b).

“Closing Date Stockholders’ Equity” shall mean the Stockholders’ Equity as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the preamble hereto.

“Company” has the meaning set forth in the preamble hereto and, except where the context otherwise requires, includes the Company and the Company’s Subsidiaries.

“Continuing Employees” has the meaning set forth in Section 6.7(c).

“Contracts” as of any date means, collectively, all contracts, agreements, commitments, instruments and guaranties to which the Company is a party as of such date, including, without limitation, those listed or required to be listed on Schedule 3.15, all unfilled orders outstanding as of such date for the purchase of raw materials, goods or services by the Company, and all unfilled orders outstanding as of such date for the sale of goods or services by the Company.

“Co-Owned Images” means (i) the 453 images co-owned by Sellers or the Company, on the one hand, and each of Baker, Durham, Hawley, James and Robert, respectively, on the other hand, in each case with Sellers or the Company owning a sixty percent (60%) interest in such images and the applicable individual owning a forty percent (40%) interest in such images and (ii) any other co-owned images set forth in Schedule 3.12(a) hereto.

“Copyrights” has the meaning set forth in this Section 1.1 in the definition of “Intellectual Property.”

“Costs of Remediation” means all losses, amounts paid in settlement, investigation, removal, remediation, monitoring and reporting costs and expenses, Taxes, claims, Damages, Liabilities, obligations, judgments, settlements and out-of-pocket costs (including, without limitation, costs of investigation or enforcement), expenses and attorneys’ fees including, without limitation, fees for services of attorneys, consultants, contractors, experts, engineers and laboratories, and all other out-of-pocket costs, incurred in connection with investigation, characterization, remediation, monitoring, reporting or mitigation, arising out of or related to the presence or Release of any Hazardous Materials existing as of or prior to the Closing Date at, on, or emanating from any of the Owned Real Property, Leased Property or any real property at or to which the Company, any Subsidiary or predecessor of any of the foregoing disposed, Released, transported, stored, emitted, treated, or arranged to dispose of Hazardous Materials prior to the Closing Date including, without limitation, off-site liability under any Environmental Law arising from or in connection with transportation, treatment, storage, disposal, Release, or arranging for disposal of Hazardous Materials.

(3)

“Cross Receipt” means a receipt, in a form mutually acceptable to Purchaser and Sellers, pursuant to which Purchaser acknowledges receipt of the Shares and Sellers acknowledge receipt of the Purchase Price (as adjusted).

“Damages” means any losses, amounts paid in settlement, claims, damages, Liabilities, obligations, judgments, settlements and reasonable out-of-pocket costs (including, without limitation, costs of investigation or enforcement), expenses and attorneys’ fees, including, without limitation, (i) any consequential damages and (ii) any special or punitive damages which are assessed against an Indemnified Party as a result of a third party action.

“D&O Indemnified Liabilities” has the meaning set forth in Section 6.11.

“D&O Indemnified Parties” has the meaning set forth in Section 6.11.

“Domain Names” has the meaning set forth in this Section 1.1 in the definition of “Intellectual Property”.

“Dylan Images” means the 23 images created by Dylan Burke and set forth on the CD-ROM provided by the Company to Purchaser on June 22, 2005 and any intellectual property rights underlying and associated with such images, including, without limitation, any copyrights and the right to receive royalties.

“Employee Benefit Plan” means an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, where no distinction is required by the context in which the term is used.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Employees” means each individual who, on the applicable date, performs services as an employee primarily for the Company or any of its Subsidiaries (including such persons who are on an approved leave of absence, vacation, short-term disability or otherwise treated as an active employee of the Company or its Subsidiaries).

“Employment Agreements” shall mean the Burke Employment Agreement and the Triolo Employment Agreement.

“Environmental Laws” means any Legal Requirement with respect to the protection of the public health, safety or the environment, including, without limitation, with respect to any Hazardous Materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, solid waste, or waste water, water, soil, air, pollution, the protection, preservation or restoration of natural resources, plant and animal life or human health or the environment, or waste management, regulation or control. Without limiting the generality of the foregoing, the term shall encompass each of the

(4)

following statutes, and the regulations promulgated thereunder, in each case as in effect as of Closing: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. § 9601 et seq.); (b) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.); (c) the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.); (d) the Toxic Substances Control Act (15 U.S.C. § 2061 et seq.); (e) the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.); (f) the Clean Air Act and Amendments (42 U.S.C. § 7401 et seq.); (g) the Safe Drinking Water Act (21 U.S.C. § 349; 42 U.S.C. § 201 and § 300 et seq.); (h) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (i) the Occupational, Health and Safety Act (29 U.S.C. § 651 et seq.).

“Environmental Reference Date” has the meaning set forth in Section 3.22(a).

“Equity Distributions” as of any date means the following: (i) all dividends, distributions, forgiveness of debt, transfer of value or similar transactions with respect to the Stock, and (ii) with respect to each transaction between the Company, on the one hand, and Sellers or any of Sellers’ Affiliates, on the other hand, the amount (measured on a transaction by transaction basis, which amount shall never be deemed to be less than zero) by which the consideration paid by the Company to the Sellers or any of the Sellers’ Affiliates for goods or services received by the Company exceeds the fair market value of such goods and services.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which has been under common control or treated as a single employer with the Company under Section 414(b), (c) or (m) of the Code.

“Escrow Agent” means the escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by and among Purchaser, Sellers and Escrow Agent in substantially the form attached hereto as Exhibit C.

“Escrow Amount” shall mean an amount in cash equal to Nine Million Four Hundred Eighty-Six Thousand Nine Hundred Eighty-Seven Dollars ($9,486,987).

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Former Employee” means each individual other than an Employee on the Closing Date who at any time prior to the Closing Date performed services as an employee primarily for the Company or any Subsidiary of the Company.

(5)

“GAAP Consistency” means in accordance with United States generally accepted accounting principles applied on a basis consistent with that used in the preparation of the Financial Statements.

“Good Reason” means, with respect to a Key Employee, (i) any material breach by the Company of such Key Employee’s employment agreement that has not been cured by the Company, or (ii) a request from the Company that such Key Employee relocate to a location that is greater than fifty (50) miles from the current location of the Company.

“Governmental Agency” means (a) any international, foreign, federal, state, county, local or municipal government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

“Hazardous Materials” means each and every element, compound, chemical mixture, pollutant, contaminant, material, waste or other substance which is defined, designated, regulated, determined, classified or identified as of the Closing Date as hazardous, radioactive, harmful or toxic under any Environmental Law, or the Release of which is prohibited or regulated under any Environmental Law, or which to the Knowledge of Sellers could reasonably be expected to cause, whether now or with the passage of time, damage to Persons, property, flora, fauna or the environment. Without limiting the generality of the foregoing, the term shall include any “toxic substance,” “hazardous substance,” “hazardous waste,” or “hazardous material” as defined in any Environmental Law as amended to date, and any explosive or radioactive material, asbestos, asbestos-containing material, waste water, sludge, untreated dye, other effluent, coal ash, polychlorinated biphenyls, special waste, petroleum or any derivative or byproduct thereof, and toxic waste.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (i) the principal of and premium, if any, in respect of any indebtedness of such Person for money borrowed, (ii) the principal, premium, if any, and interest of such Person with respect to obligations evidenced by bonds, debentures, notes or, except for accrued liabilities arising in the ordinary course of business, other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses (other than trade payables which are not overdue or in default), (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) but only to the extent of drawings thereunder, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable or accrued liabilities arising in the Ordinary Course of Business which are not overdue or in default), (v) every capital lease obligation

(6)

(determined in accordance with GAAP Consistency) of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (vii) the present value (discounted using an interest rate of 5% per annum) as of the date of determination of every obligation to pay rent or other payment amounts of such Person with respect to any sale-leaseback transaction to which such Person is a party, payable through the stated maturity of such sale-leaseback transaction, and (viii) every obligation of the type referred to in clauses (i) through (vii) of another Person the payment of which, in any case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

“Indemnified Party” has the meaning set forth in Section 10.3 and in the case of Purchaser shall, from and after the Closing, also include the Company and its Subsidiaries.

“Indemnifying Party” has the meaning set forth in Section 10.3.

“Insurance Policies” has the meaning set forth in Section 3.20.

“Intellectual Property” shall mean all of the following, owned, used or licensed by the Company: (i) the Botanica, Brand X Pictures, FoodPix, IBID and Nonstock image collections; (ii) the trade and corporate name “PictureArts Corporation”; (iii) all fictional business names, trademarks and service marks (registered or unregistered), trade dress, trade names, corporate names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith (collectively “Marks”); (iv) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof (collectively “Patents”); (v) trade secrets, know-how, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof (collectively, “Trade Secrets”), (vi) copyrights (whether registered or unregistered) in writings, artwork, graphics, photographs, animations, images, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction (“Copyrights”); (vii) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (viii) Internet Web sites, domain names and registrations or applications for registration thereof as listed on Schedule 3.16 hereto (“Domain Names”) and all Intellectual Property used in connection with or contained in all versions of such Web sites; (ix) books and records describing or used in connection with any of the foregoing; and (x) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 3.6(b).

(7)

“Interim Balance Sheet Date” means April 30, 2005.

“Interim Financial Statements” has the meaning set forth in Section 3.6(b).

“IRS” means the Internal Revenue Service of the Department of the Treasury.

“Key Employees” shall mean the individuals set forth on Schedule 1.1.

“Key Employee Offers” has the meaning set forth in Section 6.7.

“Knowledge” as applied to Sellers, means the actual knowledge, after reasonable inquiry, of any person set forth on Schedule 1.2 hereto.

“Leased Property” has the meaning set forth in Section 3.11(b).

“Leases” has the meaning set forth in Section 3.11(b).

“Legal Requirement” means any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, rule, ordinance, permit, principle of common law, regulation, statute, or treaty.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including, without limitation, any liability for Taxes.

“Lien” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Major Customers” has the meaning set forth in Section 3.27.

“Major Distributors” has the meaning set forth in Section 3.27.

“Major Suppliers” has the meaning set forth in Section 3.27.

“Mark” has the meaning set forth in this Section 1.1 in the definition of “Intellectual Property.”

“Material Adverse Effect” means a material adverse change in or effect with respect to the business, results of operations, properties or financial condition of the Company taken as a whole, other than to the extent caused by or arising out of (a) any actions or inactions of the type specified on Schedule 1.4 following the announcement of the transactions contemplated by this Agreement; (b) any change in general economic or political conditions or in the Company’s industry in general, other than such changes that disproportionately affect the Company relative to similarly situated companies in the Company’s industry; or (c) any changes in any applicable Legal Requirements, other than such changes that disproportionately affect the Company relative to similarly situated companies in the Company’s industry

(8)

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“NDA” has the meaning set forth in Section 5.2.

“Objection Notice” has the meaning set forth in Section 2.3(b).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Agency or by any arbitrator.

“Ordinary Course of Business” means an action which is both: (a) consistent with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the Company; and (b) generally similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business, and generally similarly situated, as the Company.

“Owned Real Property” has the meaning set forth Section 3.11(a).

“Patent” has the meaning set forth in this Section 1.1 in the definition of “Intellectual Property.”

“Pay-Off Letters” means the letters/instructions delivered to Purchaser by the lender or secured party under the Security Agreement evidencing the amount of the payment required to pay off in full the Real Property Mortgages, as required to be done by Purchaser pursuant to Section 2.2(d) of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permit” means any permit, approval, consent, authorization, license, variance, or permission required by a Governmental Agency under any Legal Requirement.

“Permitted Liens” means, with respect to any asset, (i) covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title (other than a Lien securing any Indebtedness) with respect to such asset which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset; (ii) the matters set forth on Schedule 1.3 hereto; (iii) unfiled mechanic’s, materialmen’s and similar liens with respect to amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and, for those existing on the Interim Balance Sheet Date or the Closing Date, for which adequate reserves in accordance with GAAP Consistency are reflected on the Interim Balance Sheet or the Closing Date Balance Sheet, as the case may be; (iv) liens for Taxes not yet delinquent or which are being contested in good faith through

(9)

appropriate proceedings and, for those existing on the Interim Balance Sheet Date or the Closing Date, for which adequate reserves in accordance with GAAP Consistency are reflected on the Interim Balance Sheet, as the case may be; and (v) liens securing rental payments under capital lease arrangements, which capital lease arrangements existing as of the Interim Balance Sheet Date are in accordance with GAAP Consistency reflected as Indebtedness on the Interim Balance Sheet.

“Person” means any individual, partnership, corporation, trust, association, limited liability company, Governmental Agency or any other entity.

“Plan” has the meaning set forth in Section 3.19(a).

“Post-Closing Bonuses” means the aggregate amount of bonuses to be paid by the Company to Employees and consultants of the Company after the Closing in connection with the transactions contemplated by this Agreement.

“Post-Closing Tax Period” means any taxable period ending after the Closing Date other than a Straddle Period.

“Pre-Closing Bonuses” means the aggregate amount of bonuses to be paid by the Company to the Employees and consultants of the Company on the Closing Date.

“Pre-Closing Tax Period” has the meaning set forth in Section 6.2(a).

“Property Lease” has the meaning set forth in Section 6.13.

“Property Taxes” has the meaning set forth in Section 6.2(a).

“Proprietary Software” has the meaning set forth in Section 3.17.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Bank Consent” has the meaning set forth in Section 4.6.

“Purchaser Indemnified Parties” has the meaning set forth in Section 10.2.

“Purchaser’s Opinion of Counsel” has the meaning set forth in Section 7.4.

“Purchaser’s Perpetual Representations” has the meaning set forth in Section 10.1.

“Purchaser Plans” has the meaning set forth in Section 6.7(c).

“Purchaser Welfare Plans” has the meaning set forth in Section 6.7(d).

“Real Property Mortgage” means the mortgages, including unpaid principal and accrued interest thereon as of the Closing Date, relating to the Owned Real Property.

(10)

“Release” means any spilling, leaking, pumping, releasing, depositing, pouring, emitting, emptying, migrating, discharging, injecting, storing, escaping, leaching, dumping, burying, abandoning, disposing or moving into the environment.

“Salaried Employee” has the meaning set forth in Section 3.24(b).

“SBA Loan” means, collectively, the following: Deed of trust dated January 27, 2003 in the amount of $974,900 affecting the Owned Real Property; Promissory Note to CIT Lending Services Corporation in the original amount of $974,900.00 (paid in full by SBA); Security Agreement dated January 27, 2003 in the amount of $974,900.00; Environmental Warranty and Indemnification Agreement dated January 27, 2003; U.S. SBA Authorized Debenture Guarantee (SBA 504 Loan) in the original amount of $1,003,000.00 (SBA Loan No. PCL 568-615-4001).

“Schedules” means, collectively, the various Schedules referred to in this Agreement delivered separately to Purchaser on the date of this Agreement.

“Security Agreement” means the loan documents evidencing the Indebtedness with respect to the Owned Real Property.

“Seller Entity” means Sellers and their respective Affiliates (other than the Company and its Subsidiaries).

“Sellers” has the meaning set forth in the preamble hereto.

“Sellers’ Opinion of Counsel” has the meaning set forth in Section 8.7.

“Sellers’ Extended Representations” has the meaning set forth in Section 10.1.

“Sellers’ Perpetual Representations” has the meaning set forth in Section 10.1.

“Single-Employer Plan” means an Employee Pension Benefit Plan which is described in Section 4001(a)(15) of ERISA and which is subject to Title IV of ERISA.

“Stock” has the meaning set forth in the preamble hereto.

“Stockholders’ Equity” as of any date means, with respect to the Company and its Subsidiaries, stockholders’ equity as would be reflected in a consolidated balance sheet prepared in accordance with GAAP Consistency.

“Straddle Period” has the meaning set forth in Section 6.2(a).

“Straddle Tax Return” has the meaning set forth in Section 6.2.

“Subsidiary” means “subsidiary” as defined in Rule 405 promulgated under the Securities Act of 1933, as amended, including, without limitation, PictureArts New York Corporation.

“Surveys” has the meaning set forth in Section 3.11(a).

(11)

“Tax Return” means any report, return, information return, forms, declarations, claims for refund, statements or other information (including any amendments thereto and including any schedule or statement thereto) required to be supplied to a Governmental Agency in connection with Taxes.

“Taxes” means all federal, state, local, foreign and other taxes, governmental fees, assessments or other like charges of any kind whatsoever, together with any interest, penalties, or additions thereto, imposed by any Governmental Agency, including without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, Social Security, unemployment, real property, personal property, property gains, registration, capital stock, value added, single business, occupation, workers’ compensation, alternative or add-on minimum, estimated, or other tax.

“Tax Claim” has the meaning set forth in Section 10.5.

“Third Party Software” has the meaning set forth in Section 3.17.

“Threshold” has the meaning set forth in Section 10.2(a).

“Title Policy” has the meaning set forth in Section 3.11(a).

“Trade Secret” has the meaning set forth in this Section 1.1 in the definition of “Intellectual Property.”

“Transaction Documents” shall mean this Agreement, the Employment Agreements and the Escrow Agreement.

“Transferred Assets” shall have the meaning set forth in Section 5.7.

“Triolo” has the meaning set forth in the preamble hereto.

“Triolo Employment Agreement” means the Employment Agreement to be entered into by and between the Company and Triolo in substantially the form attached hereto as Exhibit B.

“Triolo Stock” has the meaning set forth in the preamble hereto.

“Works” shall have the meaning set forth in Section 3.16(h).

Section 1.1. Accounting Terms and Determinations. All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall mean generally accepted accounting principles in effect in the United States of America at the time of application thereof, applied on a consistent basis. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a consistent basis.

(12)

ARTICLE II.

SALE AND PURCHASE

Section 2.1. Agreement to Sell and to Purchase. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Purchaser, the Stock, free and clear of any Liens. At the Closing, Burke shall deliver to Purchaser or its designees certificates representing the Burke Stock, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank, and Triolo shall deliver to Purchaser or its designees certificates representing the Triolo Stock, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank.

Section 2.2. Purchase Price.

(a) The aggregate purchase price (the “Purchase Price”) for the Stock shall be (i) Sixty-Three Million Two Hundred Forty-Six Thousand Five Hundred Seventy-Nine Dollars ($63,246,579), as may be adjusted in accordance with Section 2.3 hereof.

(b) At the Closing, Purchaser shall deliver to Sellers, payable to them in accordance with the percentages set forth opposite each Seller’s name on Schedule 2.2(b), by wire transfer of immediately available funds pursuant to wire instructions provided by Sellers not later than five (5) days prior to the Closing Date, the Purchase Price minus (i) the Escrow Amount, (ii) the amounts required to be paid by the Purchaser or caused to be paid by the Company pursuant to Section 2.2(d) and (iii) fifty percent (50%) of any HSR filing fees incurred by Purchaser with respect to this Agreement or the transactions contemplated thereby (the “Closing Date Payment”).

(c) At the Closing, Purchaser shall deliver to the Escrow Agent (as defined in the Escrow Agreement) by wire transfer of immediately available funds the Escrow Amount in accordance with the terms of the Escrow Agreement, which shall be held and disbursed in accordance with the terms of the Escrow Agreement.

(d) At the Closing, or solely with respect to the SBA Loan as soon as permissible pursuant to the terms of the SBA Loan, Purchaser shall, or shall cause the Company to, deliver, by wire transfer of immediately available funds, the amounts set forth in, and as directed by, the Pay-Off Letters; provided, however, that neither Purchaser nor the Company shall be required to repay the SBA Loan on or after the Closing in the event that Sellers cause the Company to repay the SBA Loan pursuant to Section 5.10.

Section 2.3. Purchase Price Adjustment.

(a) As soon as reasonably practical after the Closing, but in no event more than one hundred twenty (120) days after the Closing Date, Purchaser shall prepare (i) a final consolidated balance sheet of the Company as of the close of business on the Closing Date (the “Closing Date Balance Sheet”), together with (ii) a schedule showing the purchase price adjustment proposed to be made in accordance with Section 2.3(e) (the “Adjustment Report”). The Closing Date Balance Sheet, the Adjustment Report and

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the calculation of the Closing Date Stockholders’ Equity shall reflect, without limitation, the following items: (i) the payment of the Pre-Closing Bonuses and the actual amount of the tax benefit of the Tax deductions realized or realizable by the Company and its Subsidiaries with respect to the payment of the Pre-Closing Bonuses, (ii) the accrual of the obligation to pay the Post-Closing Bonuses and the projected amount of the tax benefit of the Tax deductions realized or realizable by the Company and its Subsidiaries with respect to the Post-Closing Bonuses, (iii) the transfer of the Owned Real Property from the Company to Sellers, the payment by Purchaser on the Closing Date of the amounts set forth in the Pay-Off Letters in respect of the Real Property Mortgage and the actual amount of Taxes owed by the Company and its Subsidiaries with respect to the transfer of the Owned Real Property to Sellers, (iv) any pre-payment fees or penalties related to the payment of the amounts set forth in the Pay-Off Letters in respect of the Real Property Mortgage, (v) any loan fees related to the Real Property Mortgage, (vi) any interest accrued with respect to the Real Property Mortgage between the Interim Balance Sheet Date and the Closing Date, and (vii) any depreciation with respect to the Owned Real Property between the Interim Balance Sheet Date and the Closing Date. The Closing Date Balance Sheet shall be prepared in accordance with GAAP Consistency and shall be clearly identified as the Closing Date Balance Sheet and Adjustment Report under this Section.

(b) Within twenty (20) days after receipt of the Closing Date Balance Sheet and the Adjustment Report, Sellers may, by written notice to Purchaser made in good faith, object to the Closing Date Balance Sheet or the calculation of the purchase price adjustment set forth in the Adjustment Report. If Sellers object in good faith to the Closing Date Balance Sheet or the purchase price adjustment set forth in the Adjustment Report, Sellers shall within such twenty (20) day period deliver written notice of their objection (the “Objection Notice”) to Purchaser: (i) objecting in good faith to the Closing Date Balance Sheet and/or the purchase price adjustment set forth in the Adjustment Report, (ii) setting forth the items being disputed and the reasons therefor and (iii) specifying Sellers’ calculation of the Closing Date Stockholders’ Equity and the purchase price adjustment to be made in accordance with this Section 2.3. In connection with the preparation of the Objection Notice, Purchaser shall grant Sellers’ accountants and other representatives reasonable access to all of the books and records of the Company during normal business hours of operation. If Sellers fail to deliver timely notice of their objection to the Closing Date Balance Sheet or the purchase price adjustment set forth in the Adjustment Report, then the Closing Date Balance Sheet shall be deemed final and the determination of the purchase price adjustment as set forth in the Adjustment Report shall be conclusive and binding upon Purchaser and Sellers.

(c) For thirty (30) days after delivery of any Objection Notice, Purchaser and Sellers shall attempt to resolve all disputes between them regarding the Closing Date Stockholders’ Equity. If Purchaser and Sellers cannot resolve all such disputes within such thirty (30) day period, the matters in dispute shall be determined by a nationally recognized independent public accounting firm mutually satisfactory to Purchaser and Sellers (the “Arbiter”). Promptly, but not later than thirty (30) days after the acceptance of its appointment, the Arbiter shall determine (based solely on presentations by Sellers and Purchaser to the Arbiter and not by independent review) only those items in dispute

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and shall render a report as to its resolution of such items and the resulting calculation of the Closing Date Stockholders’ Equity. For purposes of the Arbiter’s determination, the amounts to be included shall be the appropriate amounts from the Closing Date Balance Sheet or the Adjustment Report, as the case may be, as to items that are not in dispute, and the amounts determined by the Arbiter, as to items that are submitted for resolution by the Arbiter. In resolving any disputed item, the Arbiter may not assign a value to such item greater than the greatest value for such item claimed by either party in the Closing Date Balance Sheet, Adjustment Report, or Objection Notice or less than the lowest value for such item claimed by either party in the Closing Date Balance Sheet, Adjustment Report, or Objection Notice. Purchaser and Sellers shall cooperate with the Arbiter in making its determination and such determination shall be conclusive and binding upon Purchaser and Sellers.

(d) Purchaser, on the one hand, and Sellers, on the other hand, shall each bear one-half of the fees and expenses of the Arbiter; provided, however, that if the Arbiter’s final determination of the Closing Date Stockholders’ Equity is closer to the Closing Date Stockholders’ Equity set forth in the Adjustment Report or the Closing Date Stockholders’ Equity set forth in the Objection Notice, then the party with the larger discrepancy shall pay the Arbiter’s fees and expenses.

(e) Within ten (10) days after the final determination of the Closing Date Stockholders’ Equity in accordance with this Section 2.3, (i) if the Closing Date Stockholders’ Equity, as finally determined pursuant to this Section 2.3, is greater than $3,045,618 then Purchaser shall pay Sellers the amount of such excess, each Seller to receive its pro rata portion of such amount in the same proportion as the payments made pursuant to Section 2.2(b) hereof, and (ii) if the Closing Date Stockholders’ Equity, as finally determined pursuant to this Section 2.3, is less than $3,045,618, then Sellers shall refund to Purchaser (in cash on a several basis or out of the Escrow Account (as defined in the Escrow Agreement), at Purchaser’s sole option) the amount of such deficit. The amount of the payment by Purchaser pursuant to the immediately preceding clause (i) or the amount of the refund by Sellers pursuant to the immediately preceding clause (ii), as applicable, is referred to as the “Closing Date Adjustment”. All payments pursuant to this Section 2.3(e) or any Tax refunds pursuant to Section 6.1 shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income tax purposes.

(f) Nothing in this Section 2.3 or in the statements, reports or documents contemplated hereby shall affect the parties’ rights and obligations in respect of a breach or alleged breach of any representation or warranty herein; however, in no event shall Purchaser be entitled to any duplicative adjustments or claims.

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ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Sellers, jointly and severally, represents and warrants to Purchaser as set forth in this Article III as follows:

Section 3.1. Authority of Sellers.

(a) This Agreement has been duly executed and delivered by Burke and constitutes, and the other Transaction Documents to which Burke is a party when executed and delivered by the parties thereto will constitute, the legal, valid and binding obligations of Burke enforceable against Burke in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the enforceability of specific remedies.

(b) This Agreement has been duly executed and delivered by Triolo and constitutes, and the other Transaction Documents to which Triolo is a party when executed and delivered by the parties thereto will constitute, the legal, valid and binding obligations of Triolo enforceable against Triolo in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the enforceability of specific remedies.

Section 3.2. Organization of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. The Company is duly qualified to do business and is in good standing in the states listed in Schedule 3.2, such states being each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company has the requisite corporate power and authority to own its properties and to conduct its business as presently conducted. Schedule 3.2 includes true and correct copies of the Certificate of Incorporation and By-Laws of the Company.

Section 3.3. Capitalization of the Company; Title to the Stock. The authorized capital stock of the Company consists of (i) 100,000 shares of common stock, no par value, of which 1,000 shares are outstanding, which shares constitute all of the Stock. The Stock has been duly authorized and validly issued, and is fully paid and nonassessable and no personal liability attaches to the ownership thereof. The shares of capital stock constituting the Stock are the sole outstanding shares of capital stock of the Company, and except for this Agreement there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the Stock or any unissued or treasury shares of capital stock of the Company. Burke has and will have at the Closing valid and marketable title to the Burke Stock, free and clear of any Liens, except those arising under this Agreement. Triolo has and will have at the Closing valid and marketable title to the Triolo Stock, free and clear of any Liens, except those arising under this Agreement.

Section 3.4. No Conflict or Violation; Consents. Except as set forth on Schedule 3.4, neither the execution and delivery of this Agreement or the other Transaction Documents by Sellers or the Company nor the consummation or performance by Sellers or the Company of any of the transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with, or result in a violation of (i) any provision of the Certificate of Incorporation or By-Laws of the Company, or (ii) any resolution adopted by the board of directors or the stockholders of the Company;

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(b) contravene, conflict with, or result in a violation of, or give any Governmental Agency or other Person the right to challenge any of the transactions contemplated hereby or by any other Transaction Document or to exercise any remedy or obtain any relief under, any Legal Requirement to which the Company or either Seller, or any of the assets owned or used by the Company, may be subject;

(c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Agency the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(d) to the Knowledge of Sellers, cause the Company to become subject to, or to become liable for the payment of, any Tax;

(e) to the Knowledge of Sellers, cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Agency;

(f) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract, Lease or Permit;

(g) result in the imposition or creation of any Lien (other than a Permitted Lien) upon or with respect to any of the assets owned or used by the Company; or

(h) except for filings under the HSR Act, require the consent, approval, or authorization of, or registration or filing with, any Governmental Agency or any other Person; provided, however, that no representation or warranty is made hereby by Sellers with respect to the effect of antitrust laws or regulations.

Section 3.5. Subsidiaries and Investments.

(a) Except as set forth on Schedule 3.5, the Company does not own any stock of, or any equity participation in, any Person (other than those held by Employee Benefit Plans or acquired in connection with the settlement of outstanding accounts receivable subsequent to the date hereof).

(b) Each Subsidiary listed on Schedule 3.5 is a corporation duly organized, validly existing, and in good standing under the laws of the state set forth on Schedule 3.5 and has the requisite corporate power to carry on its business as it is now being conducted. Each Subsidiary is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

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(c) All of the outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, and non-assessable, and those shares of capital stock owned by the Company and set forth on Schedule 3.5 are owned free and clear of any Lien other than as set forth on Schedule 3.5.

(d) Except as set forth on Schedule 3.5, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character (i) evidencing the right to purchase or subscribe for any shares of capital stock of a Subsidiary owned by the Company and set forth on Schedule 3.5 or (ii) obligating any Subsidiary of the Company to issue any additional shares of its respective capital stock.

Section 3.6. Financial Statements; Closing Date Liability to Sellers.

(a) The unaudited balance sheet of the Company at July 31, 2004 (the “Balance Sheet”), and related statement of income for the one year period ended July 31, 2004 (collectively, the “Financial Statements”), (i) are included as Schedule 3.6(a), (ii) were prepared in accordance with GAAP Consistency, (iii) present fairly the financial condition and the results of operations of the Company as of the dates and for the periods indicated thereon, (iv) are complete, correct and in accordance with the books of account and records of the Company, (v) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company for federal income tax purposes, and (vi) reflect accurately all costs and expenses of the Company as if the Company were independent and not affiliated with any other corporation or business.

(b) Other than as set forth on Schedule 3.6(a), the unaudited balance sheet as of the Interim Balance Sheet Date (the “Interim Balance Sheet”), and related statement of income for the one year period ended on the Interim Balance Sheet Date (collectively, the “Interim Financial Statements”), (i) are included as Schedule 3.6(b), (ii) were prepared in accordance with GAAP Consistency, (iii) present fairly the financial condition and the results of operations of the Company as of the dates and for the periods indicated thereon, subject to normal year-end adjustments, (iv) are complete, correct and in accordance with the books of account and records of the Company, (v) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company for federal income tax purposes, and (vi) reflect accurately all costs and expenses of the Company as if the Company were independent and not affiliated with any other corporation or business. The Interim Financial Statements included all adjustments, other than normal year end adjustments, consisting solely of normal recurring accruals, necessary for a fair presentation of the Company’s consolidated financial position and results of operations.

Section 3.7. Undisclosed Liabilities. As of the Interim Balance Sheet Date and the Closing Date, the Company has and will have no material Liabilities individually in excess of

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$25,000, except for Liabilities: (a) reflected or reserved for on the Interim Balance Sheet, (b) relating to performance obligations, under Leases, Contracts and Permitted Liens in accordance with the terms and conditions thereof which are not required by GAAP Consistency to be reflected on the Interim Balance Sheet, (c) expressly contemplated by this Agreement or the other Transaction Documents or (d) as set forth on Schedule 3.7.

Section 3.8. Material Adverse Effect. Other than changes resulting from (a) general economic conditions, since the Interim Balance Sheet Date, there has not been any Material Adverse Effect or Basis therefor, nor have any events occurred nor do any circumstances exist which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.9. Accounts Receivable. All accounts receivable of the Company that are reflected on the Balance Sheet, the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and, to the Knowledge of Sellers, collectible net of the respective reserves shown on the Balance Sheet, the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated in accordance with GAAP Consistency and, in the case of the reserve as of the Closing Date, will not represent a lesser percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or, to the Knowledge of Sellers, will be collected in full, without any set-off, within one hundred eighty (180) days after the day on which it first becomes due and payable. To the Knowledge of Sellers, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.9 contains a complete and accurate list of all Accounts Receivable as of the Interim Balance Sheet Date, which list sets forth the aging of such Accounts Receivable.

Section 3.10. Inventory. The materials, supplies and work-in-process included in the inventory of the Company were, and the inventory of the Company at the Closing will be, as the case may be, (a) substantially equivalent in quality and quantity, subject to seasonality, to the materials, supplies and work-in-process, and additions thereto, generally included in such inventory in the past and (b) suitable for the manufacture and distribution of the Company’s products in a manner substantially equivalent in quality to that achieved generally by the Company in the past.

Section 3.11. Real Property.

(a) Schedule 3.11(a) lists all real property owned by the Company (the “Owned Real Property”) as of the date of this Agreement. As of the date of this Agreement, the Company has good and marketable title in fee simple to the Owned Real Property free and clear of any Liens other than Permitted Liens. Provided that the SBA

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Loan has been repaid in full on or prior to the Closing Date, as of the Closing Date, Sellers shall have caused the Company to irrevocably transfer to Sellers or any entity wholly owned by Sellers all right, title and interest of the Company and its Subsidiaries in the Owned Real Property pursuant to one or more valid, binding and enforceable instruments of transfer in form and substance reasonably acceptable to Purchaser and Sellers, and Sellers shall have assumed all post-Closing Liabilities (other than the Real Property Mortgage) relating to the Owned Real Property. Provided that the SBA Loan has been repaid in full on or prior to the Closing Date, as of the Closing Date, Sellers or an entity wholly owned by Sellers shall have good and marketable title in fee simple to the Owned Real Property free and clear of any Liens other than Permitted Liens. All buildings, plants, and structures included on the Owned Real Property lie wholly within the boundaries of the Owned Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. Schedule 3.11(a) sets forth a true, correct and complete list and a summary description of (i) all the policies of title insurance insuring the Company’s and its Subsidiaries’ interest in the Owned Real Property (collectively, the “Title Policies”) and (ii) all land and/or as-built surveys of the Owned Real Property (collectively, the “Surveys”) in the possession of the Company. The Company has furnished a true, correct and complete copy of each such Title Policy and Survey to Purchaser. No claim or notice thereof has been made or delivered by any insured under any such Title Policy.

(b) Schedule 3.11(b) contains a list of all leases and subleases, together with any amendments thereto and any subordination, nondisturbance and attornment agreements (the “Leases”), with respect to all real property leased by the Company (the “Leased Property”). Each Lease is in full force and effect, the Company has performed all material obligations required to be performed by it to date under each of the Leases and (i) neither the Company nor, to the Knowledge of Sellers, any other party thereto is in material default under any of the Leases (and no event has occurred which, with due notice or lapse of time or both, would constitute such a breach or default) and (ii) no party to any Lease has given the Company or any of its Subsidiaries written notice of, or made a claim with respect to, any breach or default. No amount due under the Leases remains unpaid, and to the Knowledge of Sellers, no material controversy, claim, dispute or disagreement exists between the parties to any of the Leases. Sellers have delivered to Purchaser a copy of each Lease, and all amendments thereto, listed in Schedule 3.11(b), except to the extent otherwise noted therein.

(c) Neither of Sellers is a “foreign person” within the meaning of Section 1445 of the Code.

(d) The covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments affecting the Owned Real Property or Leased Property do not, with respect to each Owned Real Property or Leased Property, materially impair the Company’s ability to use any such Owned Real Property or Leased Property in the operation of the Company’s business as presently conducted . There are no pending, or to the Knowledge of Sellers, threatened condemnation or similar proceedings affecting the Owned Real Property. There are no pending or, to the

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Knowledge of Sellers, threatened condemnation or similar proceedings affecting the Leased Property. The Company has access to public roads, streets or the like or valid easements over private streets, roads or other private property for such ingress to and egress from the Owned Real Property and the Leased Property, except as would not materially impair the Company’s ability to use any such Owned Real Property or Leased Property in the operation of the Company’s business as presently conducted or presently proposed to be conducted.

(e) All brokerage commissions and other compensation and fees payable by reason of the Leases or the Owned Real Property have been paid in full or are reflected in the Interim Balance Sheet except for such commissions and other compensation related to options or extensions in the Leases which are not yet exercised.

(f) To Seller’s knowledge, all improvements on the Owned Real Property and Leased Property and the operations therein conducted conform in all material respects to all applicable Legal Requirements, including without limitation, health, fire, environmental, safety, zoning and building laws, ordinances and administrative regulations, except for possible nonconforming uses or violations which do not expose any person or property to injury or damage, materially and adversely affect any insurance coverage, give rise to strict liability, penalties or fines, jeopardize any Permit or materially interfere with the present or proposed use, operation or maintenance thereof by the Company as now used, operated or maintained, and which do not materially and adversely affect the value thereof. To the Knowledge of Sellers, all buildings, structures, improvements and fixtures owned, leased or used by the Company in the conduct of its business at the Owned Real Property and Leased Property conform in all material respects to all applicable codes and rules adopted by national and local associations and boards of insurance underwriters; and all such buildings, structures, improvements and fixtures are in good operating condition and repair.

(g) There are no outstanding requirements or recommendations by any insurance company which has issued to the Company a policy covering the Owned Real Property or Leased Property, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on such property.

(h) All public utilities required for the operation of the Owned Real Property and the Leased Property and necessary for the conduct of the business of the Company are installed and operating, and all installation and connection charges are paid in full.

(i) Except as set forth in Schedule 3.11(b), the Owned Real Property and the Leased Property are not subject to any lease, sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof.

(j) To the Knowledge of Sellers, the plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems and equipment for which the Company is responsible under the Leases in the buildings or

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improvements are in good working order and condition, and the roof, basement and foundation walls of such buildings and improvements for which the Company is responsible under said Leases are in good condition and free of leaks and other material defects. All such mechanical and structural systems and equipment and such roofs, basement and foundation walls for which others are responsible under said Leases are, to the Knowledge of Sellers, in good working order and condition and free of leaks and other material defects. To the Knowledge of Sellers, the plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems and equipment of the buildings and improvements located on the Owned Real Property are in good working order and condition, and the roof, basement and foundation walls of such buildings and improvements located on the Owned Real Property are in good condition and free of leaks and other material defects.

Section 3.12. Condition and Compliance of Property.

(a) Schedule 3.12 contains a list of owned personal property of the Company as of the date hereof, including without limitation computers, information technology, hardware, software, facsimile machines and copier machines (other than items with a net book value of less than $5,000; provided, however, that on or prior to the Closing Date, Sellers shall provide Purchaser with an updated list of owned personal property of the Company, including all items of owned personal property regardless of the net book value of such items). As of such date, the Company owned, and as of the Closing Date the Company will own, outright and had good and marketable title to all such personal property subject to no Liens except Permitted Liens and except as set forth on Schedule 3.12. Schedule 3.12 contains a complete and accurate list of the Transferred Assets, including, without limitation, the BTPX Images and any royalty rights of Sellers with respect to the Co-Owned Images. As of the Closing Date, the Company will own outright and have good and marketable title to the Transferred Assets, including, without limitation, the BTPX Images and any royalty rights of Sellers with respect to the Co-Owned Images, subject to no Liens except Permitted Liens.

(b) To Seller’s knowledge, Schedule 3.12 sets forth the name, parties and date of all personal property leases to which the Company is a party or in respect of the Business. Except as set forth in Schedule 3.12, the Company holds good leaseholds in all of the personal property shown or required to be shown on Schedule 3.12 as leased by the Company, in each case under valid and enforceable leases. The Company is not, and to the Knowledge of Sellers, no other party to any such personal property lease is, in material breach of or default under any lease of any item of personal property listed on Schedule 3.12 (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default).

(c) The assets of the Company: (i) in the aggregate are adequate to conduct the operations of the Company in substantially the manner currently conducted, (ii) are suitable for the purposes for which they are currently used, and (iii) have been maintained in accordance with the Company’s historical practices.

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Section 3.13. Compliance with Legal Requirements.

(a) Except as set forth on Schedule 3.13, the Company has complied with, has not received any notice of violation of, and has no Knowledge of any Basis which with or without notice would reasonably be expected to constitute a violation of, any material Legal Requirements. Since June 1, 2000, except as set forth on Schedule 3.13, neither Sellers nor the Company has received any notice or other communication (whether oral or written) from any Governmental Agency or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of Sellers or the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, nor is there any Basis for any such notice or other communication.

(b) Schedule 3.13 sets forth a list of each Permit that is necessary or appropriate for the operations of the Company as currently conducted, including the issuing Governmental Agency, the expiration date, and the permit number. All Permits included on Schedule 3.13, except as noted therein, are in full force and effect and no proceeding is pending or, to the Knowledge of Sellers, threatened, to revoke or limit any such Permit, nor is there a Basis for any such revocation. Except as set forth in Schedule 3.13:

(i) the Company is, and at all times since June 1, 2000 has been, in compliance with all of the terms and requirements of each Permit listed in Schedule 3.13;

(ii) since June 1, 2000, neither Sellers nor the Company has received any notice or other communication (whether oral or written) from any Governmental Agency or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Permit, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit, nor is there any Basis for such notice or other communication; and

(iii) all applications required to have been filed for the renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Agencies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Agencies.

Section 3.14. Affiliate Agreements and Liabilities. Except as set forth on Schedule 3.14:

(a) there are no written or oral Contracts between the Company and any Seller Entity including, without limitation, any such Contracts relating to the provision of any services by the Company to any such Seller Entity, or by any such Seller Entity to the Company; and

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(b) (i) since the Interim Balance Sheet Date, there have been, (ii) from the date hereof to the Closing Date there will be, and (iii) to the Knowledge of Sellers, after the Closing Date there will be no transactions, agreements, arrangements or indebtedness between the Company and (x) any Seller Entity, (y) any director or officer of the Company or (z) any member of the immediate family of any individual described in clause (x) or (y) of this sentence.

Section 3.15. Contracts.

(a) Schedule 3.15 hereto lists all of the Contracts, commitments, arrangements and understandings which are material to the properties, conduct, operations or financial condition of the Company.

(b) Except as set forth on Schedule 3.15 (and for Leases and Permitted Liens), the Company is not a party to or bound by any:

(i) mortgage, indenture, note, or installment obligation, or other instrument for or relating to Indebtedness;

(ii) guaranty of any obligation for borrowings or performance, or guaranty or warranty of products or services, excluding endorsements or guaranties of instruments made in the ordinary course of business in connection with the deposit of items for collection, and statutory warranties;

(iii) agreement or arrangement for the sale or lease of any of its assets other than in the usual, regular and ordinary course of business;

(iv) agreement or other arrangement for the purchase of any real estate, machinery, equipment, or other capital assets;

(v) Contract for the future purchase of materials, supplies, services, merchandise, or equipment parts;

(vi) Contract pursuant to which it is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets (with a fair market value in excess of $25,000), or stock of other companies;

(vii) distribution, dealership, representative, broker, sales agency, advertising or consulting Contract;

(viii) lease or other agreement for the use of real or personal property;

(ix) agreement imposing non-competition or exclusive dealing obligations on it;

(x) agreement providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

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(xi) license or royalty agreement with obligations payable by or to the Company;

(xii) Contract or agreement for the employment of any stockholder, director, officer, consultant or key employee not terminable without penalty or Liability arising from such termination or any severance or change-in-control contract or arrangement;

(xiii) Contract relating to cleanup, abatement or other actions in connection with environmental liabilities; or

(xiv) Contract which (A) involves future payment by or to the Company or (B) is otherwise material to the extent relating to the conduct of the business of the Company;

except, in the case of subsections (iii), (iv), (v), (vii), (viii), (x), (xi) and (xiv), Contracts (A) entered into in the Ordinary Course of Business and involving payments to or from the Company of less than $25,000 per year or (B) which may be terminated by the Company on thirty (30) days or less notice without Liability to the Company upon such termination.

(c) Each Contract, including the Contracts listed or required to be listed on Schedule 3.15, is valid, binding and enforceable against the Company, and to the Knowledge of Sellers, the other parties thereto in accordance with its terms, and is in full force and effect. The Company has performed all material obligations required to be performed by it to date under each of the Contracts. Except as set forth in Schedule 3.15, neither the Company nor, to the Knowledge of Sellers, any other party thereto is in material breach of or default under any Contract to which the Company is a party or by which it is bound or to which its assets are subject (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default). Sellers have delivered to Purchaser a copy of each Contract or other written evidence of the obligations, and all amendments thereto, listed or required to be listed in Schedule 3.15, except to the extent otherwise noted thereon.

Section 3.16. Intellectual Property.

(a) Schedule 3.16(a) contains a complete and correct list of all Marks, Copyrights (except with respect to all images, which shall be provided in CD-ROM or DVD format and included as part of Schedule 3.16(a)), Domain Names and Patents included in the Intellectual Property which Sellers or the Company has ownership rights in or has a valid right to use, license or sublicense in connection with or which relates to the Business, and identifies all registration and application numbers, the owner of record and jurisdiction pertaining thereto. The Intellectual Property identified on Schedule 3.16(a) that is owned by the Sellers or the Company is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees which have fallen due on or prior to the date of this Agreement have been paid; and the grants, registrations and applications for such owned Intellectual Property have not lapsed, expired or been abandoned and no application or registration thereof is the subject of any legal or governmental proceeding before any governmental, registration or other authority in any jurisdiction.

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(b) With the exception of all end user license agreements, contributor/distributor agreements (other than the models of such contributor/distributor agreements set forth on Schedule 3.16(b)) or other click-through standard agreements, models of which have been provided to Purchaser (in the case of those where the Company is the Grantor), Schedule 3.16(b) sets forth a complete list of all: (i) licenses, sublicenses and other agreements in which the Sellers or the Company or any sublicensee of the Company has granted to any person or has been granted by any person the right to use the Intellectual Property and (ii) all other consents, co-existence agreements, indemnifications, forbearances to sue, settlement agreements and licensing or cross-licensing arrangements to which the Company is a party relating to the Intellectual Property or the proprietary rights of any third party. Except as set forth in Schedule 3.16(b), the Company is not under any obligation to pay royalties or other payments in connection with any license, sublicense or other agreement, nor restricted from assigning their rights under any license, sublicense or agreement respecting Intellectual Property nor will the Company otherwise be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property.

(c) The Company is the exclusive owner of all right, title, and interest in or has the valid and exclusive right or license to use, free and clear of all Liens and other adverse claims, all of the Intellectual Property used in the conduct of the Business as currently conducted . The Company has taken the steps reasonably necessary to protect their right, title and interest in and to the Intellectual Property, including the right to license and grant licenses and sublicenses in any Intellectual Property owned by third parties. No images owned by Sellers have entered into the public domain and, to the Knowledge of Sellers, no images used, but not owned by Sellers that were created after January 1, 1978, have entered into the public domain.

(d) Trade Secrets

(i) With respect to each Trade Secret, any documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii) Sellers and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets.

(iii) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of Sellers, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

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(e) Except as disclosed on Schedule 3.16(e), to the Knowledge of Sellers, there are no conflicts with or infringements of any Intellectual Property by any third party. No Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding. No Mark has been or is now involved in any opposition, invalidation or cancellation and, to the Knowledge of Sellers, no such action is threatened with respect to any of the Marks. The conduct of the Business as currently conducted does not conflict with or infringe in any way with any proprietary right of any third party. There is no claim, suit, action or proceeding pending or threatened against the Company (i) alleging any such conflict or infringement with any third party’s proprietary rights or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

(f) Except as set forth on Schedule 3.16(f), all consents, filings and authorizations by or with Governmental Agencies or third parties necessary with respect to the consummation of the transactions contemplated hereby as they may affect the Intellectual Property have been obtained.

(g) Except as set forth on Schedule 3.16(g), the Company is not, nor will it be as a result of the execution and delivery of this Agreement or any other Transaction Document or the performance of its obligations hereunder or thereunder, in breach of any license, sublicense or other agreement relating to the Intellectual Property. The validity and enforceability of the Intellectual Property and the registration thereof has not been impugned or otherwise affected adversely as a result of the consummation of the transactions contemplated by the Transaction Documents.

(h) With the exception of Intellectual Property that is owned by third parties and licensed to the Company pursuant to written license agreements identified on Schedule 3.16(b): (i) no former or present employee, officer, director or stockholder of the Company holds any right, title or interest directly or indirectly, in whole or in part, in or to any Intellectual Property; (ii) any images photographs, programs, products, processes, designs, modifications, enhancements, know-how, inventions, whether or not patentable, improvements, discoveries or works of authorship (“Works”) that were created by employees, consultants or contributors of the Company were made in the regular course of such employees’ employment or consultant or contributor service relationships with the Company using the Company’s facilities and resources and, as such, constitute works made for hire (or are owned by such employees’ employer pursuant to an equivalent legal doctrine in applicable jurisdictions); and (iii) each such employee who has created, contributed to or participated in the conception and development of Works or any employee who in the regular course of his employment may create Works and all consultants, contributors, contractors, subcontractors or persons performing work on behalf of the Company who have created, contributed to or participated in the conception and development of Works, have executed an assignment or been a party to a similar agreement with the Company that has accorded the Company full, effective, valid and exclusive ownership or, in the alternate, transferring and assigning to the Company all right, title and interest in and to such Works, including copyright, patent and other intellectual property rights therein.

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(i) The Intellectual Property is sufficient, adequate and constitutes all of the Intellectual Property that is necessary for the Company to carry on the Business as presently conducted.

Section 3.17. Software. Schedule 3.17 sets forth a complete list of all software used in connection with the Business that the Sellers or the Company either own outright, or have an exclusive perpetual, royalty-free license to use, reproduce, modify, distribute and sublicense (“Proprietary Software”). The Company has not sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion of the Proprietary Software. The Company has taken the steps reasonably necessary to protect their right, title and interest in and to the Proprietary Software, including, without limitation, the execution of appropriate confidentiality agreements or assignments. The third party operating and applications computer software programs and databases used or licensed that are material to the conduct of the business as now conducted (the “Third Party Software”) are listed on Schedule 3.17 hereto. The Company has valid licenses to use, reproduce, modify, distribute and sublicense all copies of the Third Party Software to the extent it has so done or is so doing, and has not sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion thereof in violation of any agreement to which the Company is a party.

Section 3.18. Labor Relations. Except as set forth on Schedule 3.18, the Company is not a party to any collective bargaining agreement covering Employees, there are no controversies or unfair labor practice proceedings pending or, to the Knowledge of Sellers, threatened between the Company and any of its current or former Employees or any labor or other collective bargaining unit representing any current or former Employee of the Company that could reasonably be expected to result in a labor strike, dispute, slow-down or work stoppage or otherwise have a Material Adverse Effect. To the Knowledge of Sellers, except as set forth on Schedule 3.18, no organizational effort is presently being made or threatened by or on behalf of any labor union.

Section 3.19. Employee Benefits.

(a) Schedule 3.19 sets forth all Employee Benefit Plans and all other employee benefit arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or to which the Company is obligated to contribute for Employees or Former Employees. Each of the employee benefit plans, practices and arrangements set forth on Schedule 3.19 shall hereafter be referred to as a “Plan” (or “Plans” as the context may require).

(b) Except with respect to any Multiemployer Plan, copies of the following documents, with respect to each of the Plans as applicable, have been delivered to Purchaser by Sellers: (i) all plan and related trust documents, and amendments thereto; (ii) the most recent IRS Form 5500; (iii) the last IRS determination letter; (iv) summary plan descriptions; and (v) the most recent actuarial report.

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(c) Except as set forth on Schedule 3.19, none of the Plans is a Multiemployer Plan. Neither the Company nor any ERISA Affiliate has incurred any Liability resulting from a complete or partial withdrawal from any Multiemployer Plan, and none of them has incurred, or is reasonably likely to incur, any Liability due to the termination or reorganization of a Multiemployer Plan which has not been satisfied in full, and to the Knowledge of Sellers, no event has occurred that would subject the Company or any ERISA Affiliate to any such liability.

(d) Neither the Company nor any ERISA Affiliate has incurred, or is reasonably likely to incur, any Liability under Section 4062, 4063 or 4064 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA with respect to any Single-Employer Plan, and to the Knowledge of Sellers, no event has occurred that would subject the Company or any ERISA Affiliate to any such Liability. All premiums due the PBGC with respect to all Single-Employer Plans maintained by the Company and its ERISA Affiliates have been timely paid. Neither the Company nor any ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA. Except as set forth on Schedule 3.19, there has been no “reportable event”, within the meaning of Section 4043 of ERISA, with respect to any Single-Employer Plan maintained by the Company or its ERISA Affiliates which would require the giving of notice to the PBGC. No Single-Employer Plan maintained by the Company or its ERISA Affiliates has incurred an accumulated funding deficiency within the meaning of Section 412 of the Code.

(e) Except with respect to any Multiemployer Plan, each Plan complies with, and has been established, operated and administered in accordance with its terms and the requirements of, ERISA, the Code and other applicable laws.

(f) Except with respect to any Multiemployer Plan, there are no material pending or, to the Knowledge of Sellers, threatened claims by, on behalf of or involving any Plan Administrator or any Plan Trustee (other than routine claims for benefits).

(g) Neither the Company nor any ERISA Affiliate has incurred any liability for any tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA with respect to any Plan.

(h) With respect to each Plan that is a Single–Employer Plan, the most recent actuarial report prepared by the Plan’s actuary, using the actuarial methods and assumptions contained in such report, fairly presents the fair market value of the assets of each such Plan and the present value of the Liabilities in respect of the benefits accrued under each such Plan, and since the date of such actuarial report there has been no material adverse change in the funded status of any such Plan after taking into account the additional accrual of benefits by participants since the date of such actuarial report through the Closing Date.

(i) Each Plan which is intended to qualify under Section 401(a) of the Code has received an IRS determination letter concluding that such Plan so qualifies in form, and no event has occurred and no condition exists that, to the Knowledge of Sellers, would cause such Plan to lose its qualified status.

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(j) Except as set forth on Schedule 3.19 or as may be required under Section 4980B of the Code, Section 601 of ERISA or other applicable foreign, state or local law, the Company does not have any Liability for post-retirement medical or life insurance benefits or coverage for any Employee or Former Employee or any dependent of any such employee.

(k) Except as set forth on Schedule 3.19, the consummation of the transactions contemplated by the Transaction Documents will not result in any increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable by the Company to or in respect of any Employee or Former Employee or the beneficiary or dependent of any such employee under any Plan.

(l) All payments (including all employer contributions and employee contributions with respect to the Employee Benefit Plans) required to have been made under the Plans or by law (without regard to any waivers granted under Section 412 of the Code) have been made by the due date thereof (including any valid extension), and all payments for any period ending on or before the Closing which are not yet due will have been paid or accrued by the Closing Date.

(m) All Employees are “at-will” employees.

(n) Schedule 3.19 sets forth a complete and accurate list of (i) the names of the Employees as of the date hereof and, with respect to each such Employee, sets forth such Employee’s current position, salary, commission plan, bonus plan, date of hire, permitted vacation time and amount of vacation time accrued through June 19, 2005 and amount of vacation time taken during the two week pay period ending on June 19, 2005 (provided that for any Employee hired subsequent to the Interim Balance Sheet Date, no such vacation time is set forth on Schedule 3.19), date of last increase in base salary, and primary office location of such Employee, and (ii) all open employment positions at the Company by title.

(o) Schedule 3.19 also separately sets forth a complete and accurate list of all independent contractors engaged by the Company, together with the fees payable to such independent contractor and the remaining term of engagement with the Company.

Section 3.20. Insurance. Schedule 3.20 sets forth a list of all insurance policies and all material fidelity bonds or other insurance service contracts (the “Insurance Policies”) providing coverage for the properties or operations of the Company, the type and amount of coverage, and the expiration dates of the Insurance Policies. There is no claim by the Company pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all Insurance Policies have been paid, and the Company has otherwise complied in all material respects with the terms and conditions of all the Insurance Policies. The Insurance Policies are valid and enforceable in accordance with their terms, are issued by an insurer that is financially sound and reputable, are in full force and effect and insure against risk and liabilities customary in the industry and as required by Legal Requirements and the Contracts. Neither Sellers nor the Company has

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received notice from any insurance carrier: (i) threatening a suspension, revocation, modification or cancellation of any Insurance Policy or a material increase in any premium in connection therewith, or (ii) informing Seller that any coverage listed on Schedule 3.20 will or may not be available in the future on substantially the same terms as now in effect.

Section 3.21. Litigation. Except as set forth in Schedule 3.21, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or to the Knowledge of Sellers threatened before any Governmental Agency brought by or against Sellers, the Company or any of its officers, directors, Employees, agents or Affiliates involving, affecting or relating to any assets, properties or operations of the Company or the transactions contemplated by the Transaction Documents, or which could adversely affect the ability of Sellers to effect the consummation of the transactions contemplated hereby, nor to the Knowledge of Sellers is there any Basis for any such action, suit, proceeding or investigation. Schedule 3.21 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither the Company nor any of its assets or properties is subject to any Order that affects or might affect its assets, properties, operations, prospects, net income or financial condition or which would or might interfere with the transactions contemplated by the Transaction Documents.

Section 3.22. Environmental Matters. Except as set forth on Schedule 3.22:

(a) the Company is, and since June 1, 2000 (the “Environmental Reference Date”), has been, and to the Knowledge of Sellers, prior to the Environmental Reference Date was, in compliance with all Environmental Laws;

(b) the Company has no known, asserted or accrued Liabilities under any Environmental Law and, to the Knowledge of Sellers, the Company has no unknown, contingent or unasserted Liabilities under any Environmental Law;

(c) no request for information, notice, Governmental Agency inquiry, demand letter, notice of violation or alleged violation of, non-compliance or alleged non-compliance with or any Liability under, any Environmental Law by or relating to operations or properties of the Company has been received by or threatened in writing against the Company since the Environmental Reference Date, or, to the Knowledge of Sellers, before the Environmental Reference Date;

(d) the Company has not entered into or been subject to, and is not currently a party or respondent to, any Orders nor are any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the Knowledge of Sellers, threatened, relating to any Environmental Law affecting the Company;

(e) the Company has not entered into or been subject to, and is not currently a party or respondent to, any Orders nor are any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the Knowledge of Sellers, threatened, relating to any Environmental Law affecting the Company;

(f) the Company has obtained and has in full force and effect, or as set forth on Schedule 3.13, has applied for and reasonably expects to obtain, all Permits required

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dunder any Environmental Law for the activities and operations of the Company on the Owned Real Property or Leased Property and for any alterations or improvements existing at such property at any time since the Environmental Reference Date;

(g) the Company has neither expressly nor by operation of law, assumed or undertaken any Liability, including without limitation any obligation for Costs of Remediation, of any other Person;

(h) the Company has not, and Sellers have no Knowledge of any other Person who has, caused any Release or threatened Release of any Hazardous Material on, in, under, or from the Owned Real Property or Leased Property nor do Sellers have Knowledge of any such Release;

(i) the Company has not received any written or, to the Knowledge of Sellers, other communication indicating or claiming potential Liability for Damages or Costs of Remediation with respect to a Release or threatened Release of any Hazardous Material;

(j) the Company is not subject to any cleanup, remediation, monitoring or corrective action liability or requirement under any Environmental Law;

(k) the Company has not arranged for the disposal of any Hazardous Material at, or transported any Hazardous Material to, any site from which, to the Sellers’ Knowledge, there exists a Release or threat of Release of any Hazardous Material;

(l) no Lien has been or with the passage of time and or the giving of notice could reasonably be expected to be imposed on the property of the Company by any Governmental Agency under any Environmental Law or in connection with any Hazardous Material;

(m) to the Knowledge of Sellers, none of the Owned Real Property or Leased Property (and any buildings, structures, fixtures or materials on such real property): (1) contains or includes any asbestos, polychlorinated biphenyls, or any underground storage tanks, piping, or sumps (or other underground structures which contain Hazardous Material), (2) is included or proposed for inclusion on the National Priorities List or any similar list maintained under any Environmental Law, (3) constitutes a habitat for any species designated as threatened or endangered pursuant to the Endangered Species Act, or (4) contains any wetlands subject to regulation under the Federal Water Pollution Control Act or any other Environmental Law; and

(n) to the Knowledge of Sellers, the Company is not required to give notice of or record or deliver to any Governmental Agency an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby.

Section 3.23. Tax Matters.

(a) Except as otherwise disclosed in Schedule 3.23, (i) the Company and each Subsidiary has filed (or joined in the filing of) when due all Tax Returns required by applicable law to be filed with respect to it and all Taxes shown to be due on such Tax

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Returns have been paid; (ii) all such Tax Returns were true, correct and complete as of the time of each such filing; (iii) all Taxes relating to periods ending on or before the Closing Date owed by the Company and each Subsidiary (whether or not shown on any Tax Return) or to which the Company or any Subsidiary may be liable under Treasury Regulations § 1.1502-6 (or analogous state or foreign provisions) by virtue of having been a member of any Affiliated Group (or other group filing on a combined or unitary basis) at any time on or prior to the Closing Date, if required to have been paid, have been paid (except for Taxes which are being contested in good faith); (iv) any liability of the Company or any Subsidiary for Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of the Company in accordance with generally accepted accounting principles; (v) all Tax Returns filed with respect to Tax years of the Company and its Subsidiaries through the Tax year ended December 31, 2000 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (vi) the Company has not made an election under Section 1362(a) of the Code to be treated as an S corporation; (vii) neither the Company nor any Subsidiary has been a member of an affiliated, consolidated, combined or unitary group other than the one of which the Company is the common parent; (viii) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company or any Subsidiary in respect of any Tax or assessment, nor is any claim for additional Tax or assessment asserted by any Governmental Agency; (ix) since January 1, 1999, no claim has been made by any Governmental Agency in a jurisdiction where the Company or any Subsidiary does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Sellers’ Knowledge is any such assertion threatened; (x) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns; (xi) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any Subsidiary; (xii) neither the Company nor any Subsidiary is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters (other than written agreements with lessors, vendors, and customers entered into in the Ordinary Course of Business); (xiii) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company or any Subsidiary; (xiv) the Company and each Subsidiary has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (xv) no property of the Company or any Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code; (xvi) neither the Company nor any Subsidiary is a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954; (xvii) neither the Company nor any Subsidiary has filed any agreement or consent under Section 341(f) of the Code; (xviii) neither of the Sellers are a “foreign person” within the meaning of Section 1445 of the Code; and (xix) neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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Section 3.24. Interim Operations. Since the Interim Balance Sheet Date, the Company has operated only in the Ordinary Course of Business, and except as set forth in Schedule 3.24 the Company has not:

(a) taken any action, or omitted to take any action, that would result in, or suffered, any Material Adverse Effect nor has there been any Basis therefor;

(b) changed its authorized or issued capital stock; granted any stock option or right to purchase shares of capital stock; issued any security convertible into such capital stock; or made any Equity Distributions;

(c) incurred or become subject to, or agreed to incur or become subject to, any material obligation or Liability individually in excess of $25,000, other than those reflected in the Interim Balance Sheet;

(d) mortgaged or pledged any of its assets, tangible or intangible, except for Permitted Liens;

(e) (i) sold or agreed to sell any of its assets, or cancelled or agreed to cancel any debts or claims or (ii) transferred or agreed to transfer (other than image licensing done in the Ordinary Course of Business) any of its assets;

(f) suffered any extraordinary losses or waived any material rights;

(g) terminated any Contract, agreement, license, or other instrument to which it is a party;

(h) increased the rate of compensation payable by it to any Employee, whose compensation is determined other than by multiplying the number of hours worked by an hourly rate (a “Salaried Employee”), over the rate being paid or accrued to them as of the Interim Balance Sheet Date;

(i) made or agreed to make any accrual or arrangement for or payment of bonuses or special compensation of any kind to any of its Salaried Employees; or general increase in the salary or bonus payable or to become payable by the Company to any Employee other than Salaried Employees (other than increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific Employees and not generally to a class or group thereof);

(j) entered into any agreement, written or oral, providing for the employment of any Employee or any severance or termination benefits payable or to become payable by the Company to any Employee;

Section 3.25. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Sellers without the intervention of any other Person acting on their behalf in such manner as to give rise to any valid claim by any such Person against the Company or Purchaser for a finder’s fee, brokerage commission or other similar payment based on an arrangement with Sellers.

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Section 3.26. Books and Records of the Company. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors, and committees of the board of directors of the Company, and no meeting of any such stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be delivered to Purchaser.

Section 3.27. Customers and Suppliers. Schedule 3.27 lists the twenty (20) largest customers, the twenty (20) largest suppliers of images and the twenty (20) largest distributors (measured by dollar volume) of the Company during the last fiscal year (“Major Customers,” “Major Suppliers” and “Major Distributors,” respectively) and the amount of business done with each Major Customer, Major Supplier and Major Distributor in such year. As of the date of this Agreement, except as set forth on Schedule 3.27, (a) the Company is not engaged in a material dispute with any Major Customer, Major Supplier or Major Distributor, (b) there has been no Material Adverse Effect with respect to the business relationship of the Company with any Major Customer, Major Supplier or Major Distributor since January 1, 2004, and (c) no Major Customer, Major Supplier or Major Distributor has threatened in writing any material modification or change in the business relationship with the Company.

Section 3.28. Certain Payments. Since June 1, 2000, neither Sellers nor the Company nor any of their respective directors, officers, agents, or Employees, or to the Knowledge of Sellers any other Person associated with or acting for or on behalf of Sellers or the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to improperly obtain favorable treatment in securing business, (ii) to improperly pay for favorable treatment for business secured, (iii) to improperly obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Legal Requirement or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

Section 3.29. Accounts. Schedule 3.29 hereto correctly identifies each bank account, brokerage account and safety deposit box maintained by or on behalf or for the benefit of the Company and the name of each person with any power or authority to act with respect thereto.

Section 3.30. Owned and Licensed Media. The Company has (a) good and marketable title to at least 6,882 wholly owned, marketable digital images, including, without limitation, the BTPX Images, (b) the right to use 116,333 licensed digital images, (c) the right to use 453 Co-Owned Images, (d) the right to use the Dylan Images and (e) the right to use 4,547 IBID images.

Section 3.31. Sufficiency of the Assets. The assets of the Company set forth on the Interim Balance Sheet, together with the Transferred Assets, including, without limitation, the BTPX Images and any royalty rights of Sellers with respect to the Co-Owned Images, and the Property Lease are sufficient to enable the Purchaser immediately following the Closing to conduct the business of the Company in substantially the same manner as presently conducted.

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Section 3.32. Disclosure.

No representation or warranty of Sellers in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows:

Section 4.1. Authority of Purchaser. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona. Purchaser has full corporate power and authority to execute and deliver the Transaction Documents, the execution and delivery by Purchaser of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and this Agreement constitutes, and the other Transaction Documents when executed and delivered by the parties thereto will constitute, the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Purchaser has the requisite corporate power and authority to own its properties and to carry on the business presently being conducted by it.

Section 4.2. No Conflict or Violation. Neither the execution and delivery of this Agreement or the other Transaction Documents by Purchaser, nor the consummation or performance by Purchaser of any of the transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with, or result in a violation of (i) any provision of the Certificate of Incorporation or By-Laws of Purchaser or (ii) any resolution adopted by the board of directors or the stockholders of Purchaser;

(b) contravene, conflict with, or result in a violation of, or give any Governmental Agency or other Person the right to challenge any of the transactions contemplated hereby or by any Transaction Document or to exercise any remedy or obtain any relief under, any Legal Requirement to which Purchaser may be subject;

(c) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material contract, lease, or permit of Purchaser; or

(d) except for filings under the HSR Act and the Securities Exchange Act of 1934, as amended, require the consent, approval, or authorization of, or registration or filing with, any Governmental Agency or any other Person on behalf of Purchaser; provided, however, that no representation or warranty is made hereby by Purchaser with respect to the effect of antitrust laws or regulations.

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Section 4.3. Litigation. There are no actions, causes of action, claims, suits, proceedings or Orders pending or, to the actual knowledge, after reasonable inquiry, of the executive officers of Purchaser, threatened against Purchaser at law, in equity, in admiralty or otherwise, or before or by any Governmental Agency, which seeks to restrain or enjoin, or could adversely affect the ability of Purchaser to effect the consummation of the transactions contemplated hereby, nor, to such knowledge of such officers, is there a Basis therefor.

Section 4.4. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser without the intervention of any other Person acting on its behalf in such manner as to give rise to any valid claim by any such Person against Sellers or their Affiliates (other than, after the Closing, the Company) for a finder’s fee, brokerage commission or other similar payment based on an arrangement with Purchaser.

Section 4.5. Investment Intent; Status. The Stock will be acquired hereunder solely for the account of Purchaser for investment, and not with a view to the resale or distribution thereof in violation of the Securities Act of 1933, as amended. Purchaser is an “accredited investor” within the meaning of Regulation 501 promulgated under the Securities Act of 1933, as amended.

Section 4.6. Purchaser Bank Consent; Financing. As of the date of this Agreement, Purchaser has obtained, on terms and conditions satisfactory to Purchaser, the consent of the requisite lenders under its existing bank credit facility to the extent necessary to consummate the transactions contemplated by this Agreement (“Purchaser Bank Consent”). Purchaser has provided Sellers with a true and correct copy of the Purchaser Bank Consent. As of the Closing Date, Purchaser will have obtained financing necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents. For the avoidance of doubt, the failure by Purchaser to obtain financing shall not relieve Purchaser of its obligations under this Agreement.

ARTICLE V.

CERTAIN COVENANTS OF SELLERS

Section 5.1. Conduct of Business. The Sellers covenant with Purchaser that from and after the date hereof through the Closing Date (except as (1) required by a Legal Requirement; (2) as set forth on Schedule 5.1, or (3) consented to or approved by Purchaser in writing), such consent or approval not to be unreasonably delayed or withheld, Sellers shall cause the Company:

(a) to operate only in the Ordinary Course of Business and to continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for their current use;

(b) to use commercially reasonable efforts to keep available generally the services of its present officers and Employees, and preserve generally the present relationships with Persons having business dealings with it;

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(c) not to make any sale, assignment, transfer, abandonment, or other conveyance of any of its assets or any part thereof other than its licensing of images in the Ordinary Course of Business;

(d) to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

(e) not to settle, release or forgive any material claim or litigation or waive any material right;

(f) not to make, change or revoke, or permit to be made, changed or revoked, any material election or method of accounting with respect to Taxes;

(g) not to enter into, or permit to be entered into any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company;

(h) not to make any payment of, or in respect of, any Tax to any person or any Governmental Agency, except to the extent such payment is in respect of a Tax that is due or payable or has been properly estimated in accordance with applicable law as applied in a manner consistent with the past practice of the Company and its Subsidiaries;

(i) not to enter into or amend any Plan and not to grant any increase in the salary or other compensation of any Employee, except as would not constitute a breach of Section 3.24;

(j) not to enter into any employment Contract with any director, executive officer or Employee of the Company or make any loan to, or enter into any material transaction of any other nature with, any director, executive officer or Employee of the Company;

(k) not to acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets;

(l) not to change its authorized or issued capital stock; grant any stock option or right to purchase shares of capital stock; issue any security convertible into such capital stock; or make any Equity Distribution;

(m) not to incur any Indebtedness;

(n) not to incur, or suffer to exist, any Lien on the assets of the Company other than Permitted Liens;

(o) to inform Purchaser of the occurrence of any event which could reasonably be expected to result in a breach of any representation or warranty contained in Article III; and

(p) not agree to do any of the foregoing.

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Section 5.2. Information and Access. Sellers shall permit, and shall cause the Company to permit, representatives of Purchaser to have reasonable access during normal business hours, and in a manner so as not to interfere with the normal operations of the Company, to all premises, properties, personnel, accountants, books, records, contracts and documents of the Company. Purchaser and each of its representatives shall treat and hold as confidential such information in accordance with the terms and provisions of that certain Confidential Non-Disclosure Agreement attached hereto as Schedule 5.2 (the “NDA”), which the NDA shall remain in full force and effect until the Closing Date, whereupon the NDA shall terminate without further action. If this Agreement is terminated, Purchaser shall immediately return or destroy all confidential information provided by or on behalf of Sellers or the Company.

Section 5.3. Confidentiality Agreements. At the Closing, Sellers shall assign to Purchaser the benefits of all confidentiality agreements, if any, relating to the possible sale of the Company or any material portion of the assets thereof to the extent such assignment is not expressly prohibited by the terms of such agreements.

Section 5.4. Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby; provided, however, that nothing in this covenant or any other provision of this Agreement or any other Transaction Document shall require Purchaser or Sellers to agree to any divestiture, hold-separate or other similar agreement or requirement.

Section 5.5. No Shop.

(a) Sellers shall not, and shall cause the Company not to, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other Person relating to the acquisition of the Stock or the Company, its equity, assets or business, or the Transferred Assets, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise (other than sales of products and inventory in the Ordinary Course of Business) and shall cease discussions with any and all such Persons to the extent ongoing or pending on the date hereof;

(b) Sellers shall immediately notify Purchaser of any contact of which Sellers become aware between Sellers, the Company or any of their respective representatives or Affiliates and any other Person regarding any such offer or proposal or any related inquiry; and

(c) Sellers and the Company agree that a violation of this Section 5.5 will cause irreparable injury to Purchaser, and Purchaser shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining the Company, Sellers and any of their representatives or Affiliates from doing or continuing to do any such violation and any other violations or threatened violations of this Section 5.5.

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Section 5.6. Notices of Certain Events. The parties to this Agreement shall promptly notify each other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Document;

(b) any notice or other communication from any Governmental Agency in connection with the transactions contemplated by this Agreement or any other Transaction Document; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to their Knowledge, threatened against, relating to or involving or otherwise affecting Purchaser, Sellers or the Company that if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.21 (in the case of Sellers or the Company) or Section 4.3 in the case of Purchaser, or that relate to the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

Section 5.7. Transferred Assets. On or prior to the Closing Date, Sellers shall, and shall cause their Affiliates and any Seller Entities to, transfer to the Company all right, title and interest of Sellers, their Affiliates or any Seller Entity in any assets associated with, or used by the Company in connection with, the Business (other than the Dylan Images), including, without limitation, (a) the BTPX Images, (b) any royalty rights of Sellers with respect to the Co-Owned Images, (c) any other images licensed directly or indirectly to the Company by Sellers, their Affiliates or any Seller Entity or (d) any other assets set forth on Schedule 3.12 (collectively, the “Transferred Assets”).

Section 5.8. Termination of Royalty Rights. Any right of Sellers, any Seller Entity or any Affiliate of Sellers to receive royalty payments from the Company, including, without limitation, any right to receive royalty payments with respect to the BTPX Images or pursuant to any “work for hire” agreement between the Company and Sellers, any Seller Entity or any Affiliate of Sellers, shall terminate as of the Closing Date; provided, however, that Dylan Burke shall continue to receive royalties with respect to the Dylan Images.

Section 5.9. License of BTPX Images to Burke. As of the Closing Date, the Company shall grant to Burke a non-exclusive, non-transferable license to the BTPX Images for the following limited public display rights: (a) display at a place open to the public such as an art gallery; (b) display as part of a personal portfolio of work; (c) display at conferences, presentations, exhibitions or shows of a non-commercial nature; and (d) display publicly at educational institutions; provided, however, that none of the display rights granted pursuant to this Section 5.9 shall be for commercial purposes nor exceed display of more than one hundred (100) images at a time. The right to publicly display the BTPX Images pursuant to this Section 5.9 shall not extend to display on the Internet or any intranet or computer network. The form of

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such non-exclusive, non-transferable license shall be mutually acceptable to Purchaser and Burke, shall include the material terms set forth in this Section 5.9 and shall be executed on or prior to the Closing Date by Burke and the Company (the “BTPX License”).

Section 5.10. Payment of SBL Loan. In the event that the Closing has not occurred on or prior to July 21, 2005, on July 21, 2005 Sellers shall repay, in full, all amounts outstanding or owed in respect of the SBA Loan, including, without limitation, any penalties or fees associated with such repayment.

ARTICLE VI.

CERTAIN COVENANTS AND AGREEMENTS

Section 6.1. Transfer Taxes; Refunds.

(a) All sales, recording, transfer, stamp, registration, conveyance, value added, use, or other similar Taxes, duties, excise, governmental charges or fees (including penalties and interest) imposed as a result of the sale of the Stock to Purchaser pursuant to this Agreement shall be borne by Sellers. Purchaser shall promptly remit any refunds of such items to Sellers. Sellers and Purchaser, to the extent required by Legal Requirements, shall prepare and file all Tax Returns and other documentation on a timely basis with respect to any such Taxes or fees.

(b) Sellers shall be entitled to a refund of all Taxes of the Company and its Subsidiaries for the Pre-Closing Tax Period provided that such refund is not reflected as an asset on the Closing Date Balance Sheet. Purchaser shall be entitled to any Tax refund in respect of the Company for any Post-Closing Tax Period or the portion of a Straddle Period beginning on the day after the Closing Date.

Section 6.2. Obligation to File Tax Returns.

(a) Sellers shall cause to be prepared and filed (at Purchaser’s or Company’s expense) all Tax Returns with the appropriate federal, state, local and foreign Governmental Agencies relating to the Company and its Subsidiaries for periods ending on or prior to the Closing Date and shall pay all Taxes due with respect to such Tax Returns except to the extent a liability for such Tax was reflected on the Closing Date Balance Sheet and the calculation of the Closing Date Stockholders’ Equity. Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company and its Subsidiaries covering a Tax year commencing prior to the Closing Date and ending after the Closing Date (a “Straddle Tax Return”) and shall cause the Company to pay the Taxes shown to be due thereon; provided, however, that Sellers shall promptly reimburse Purchaser for the portion of such Tax that relates to a Pre-Closing Tax Period (as defined below), except to the extent such Tax was included in the determination of Closing Date Stockholders’ Equity or was paid by the Company prior to the Closing to the relevant Governmental Agency. Sellers will furnish to Purchaser all information and records reasonably requested by Purchaser for use in preparation of any Straddle Tax Returns. Purchaser shall allow Sellers to review, comment upon and reasonably approve without undue delay any Straddle Tax Return at

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any time during the forty-five (45) day period immediately preceding the filing of such Tax Return. Purchaser and Sellers agree to cause the Company to file all Straddle Tax Returns on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Governmental Agency will not accept a Straddle Tax Return filed on that basis. For purposes of this Agreement, “Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion ending on and including the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

(b) In the case of any taxable period beginning before and ending after the Closing Date (a “Straddle Period”), (i) real, personal and intangible property Taxes (“Property Taxes”) of the Company for the Pre-Closing Tax Period shall be equal to the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) the Taxes of the Company (other than Property Taxes) for the portion of the Straddle Period that constitutes a Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

(c) No amount of Taxes owed by the Company and its Subsidiaries with respect to the transfer of the Owned Real Property to the Sellers and no Tax deductions realized by the Company and its Subsidiaries with respect to the payment of the Bonus Amount shall be taken into account for purposes of determining the Sellers’ liability for Taxes for the Pre-Closing Tax Period pursuant to Section 6.2(a) and Section 10.2(b)(iii).

(d) Purchaser and Company shall not amend any Tax Return for the Pre-Closing Tax Period without the consent of Sellers (which shall not be unreasonably withheld or delayed) if the effect of such filing would be to increase the exposure of Sellers for indemnity under the terms of this Agreement. Purchaser or the Company shall provide Sellers with drafts of any such amended Tax Return no later than 20 days prior to the due date for the filing of such Tax Return and Sellers shall, in any event, respond to any request by Purchaser or the Company to amend any such Tax Return no later than five (5) days prior to the due date for filing such Tax Return.

Section 6.3. Certain Provisions Relating to Consents. Sellers shall use commercially reasonable efforts prior to and after the Closing Date to obtain all consents that are required in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Sellers shall not obtain any consent that will affect Purchaser or the Company to either of their economic detriment, including, without limitation, any modification of any Contract, Lease or Permit in any material respect. Purchaser shall cooperate as reasonably necessary or desirable to secure the third party consents, including, without limitation, providing to such third party information, including financial information; provided, however, that neither Purchaser nor the Company shall be required to incur any liability or obligation in connection therewith, other than for the underlying matter for which such consent was obtained as in effect immediately prior to such consent.

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Section 6.4. Nondisclosure; Noncompetition.

(a) From and after the Closing Date, Sellers shall not use, divulge, furnish or make accessible to anyone any proprietary, material non-public, confidential or secret information to the extent relating to the Company (including, without limitation, customer lists, supplier lists and pricing and marketing arrangements with customers or suppliers) or the Business, and Sellers shall cooperate reasonably with Purchaser in preserving such proprietary, confidential or secret aspects of the Company or the Business.

(b) For a period equal to the greater of (i) three (3) years from the Closing Date or (ii) two (2) years following the termination of the applicable Employment Agreement, each of Sellers shall not, and shall cause each of the Seller Entities not to, directly or indirectly, (x) engage in any business activities anywhere in the world which are, directly or indirectly, in any way competitive with the Business or the image business of the Purchaser; (y) own stock or otherwise have an equity interest in or be affiliated with any person or entity engaged in a business that is similar to the Business (except as a stockholder holding less than 5% of the stock of a publicly held corporation); or (z) utilize its special knowledge of the Business or its relationships with customers, suppliers or others to compete with the Company or Purchaser in its conduct of the Business after the Closing Date. Notwithstanding the foregoing, nothing in this Section 6.4(b) shall prevent Burke from retaining all right, title and interest in up to fifty (50) final photographs per year selected from photo shoots taken by Burke for fine art and gallery use only, provided that any such photographs may not be used for commercial licensing during the effective period of this Section 6.4(b); provided, however, that Burke’s activities occur outside of the Company’s normal business hours and do not involve the use of the Company’s property or equipment. For the avoidance of doubt, Burke shall have no rights to the non-final, unselected photographs from such photo shoots. For a period equal to the greater of (i) three (3) years from the Closing Date or (ii) two (2) years following the termination of the applicable Employment Agreement, each of Sellers shall not, and shall cause each of the Seller Entities not to, directly or indirectly, (i) solicit for hire or enter into any contractual arrangement with any Employee without the prior written consent of Purchaser (other than general solicitations that do not specifically target Employees); or (ii) solicit any of the customers or suppliers of the Business to do business with any business that is similar to the Business or to cease doing business with the Company or Purchaser or make known the names and addresses of such customers or suppliers or any information relating in any manner to the Business or the Company’s relationships with such customers or suppliers. Nothing within this Section 6.4 shall prohibit Sellers from performing services for, or being involved with, any trade group or association including PACA and the Plus non-profit coalition.

(c) Sellers agree that a violation of this Section 6.4 will cause irreparable injury to Purchaser, and Purchaser shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Sellers from doing or continuing to do any such violation and any other violations or threatened violations of this Section 6.4.

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(d) Sellers acknowledge and agree that the covenants set forth in this Section 6.4 are reasonable and valid in scope and in all other respects. If any of such covenants is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, notwithstanding the first sentence of this paragraph (d), any of the provisions of this Section relating to scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

Section 6.5. Ongoing Tax Cooperation. If the Closing occurs, Sellers and Purchaser shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such Tax data, prior Tax Returns and filings and other information as may be reasonably required for the preparation by Purchaser or Sellers of any Tax Returns, elections, consents or certificates required to be prepared and filed by Purchaser or Sellers and any audit or other examination by any Governmental Agency, or judicial or administrative proceeding relating to liability for Taxes. Without limiting the generality of the foregoing, each of Purchaser and the Company shall retain copies of all Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or including the Closing Date until the later of (i) the expiration of the statute of limitations for the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except for extensions obtained by that party or its Affiliates or extensions regarding which such party has received written notice from another party, or (ii) six (6) years following the due date (without extensions) for such Tax Returns; provided, however, that no party will dispose of its copies without first notifying the other parties and providing such other parties with a reasonable period of time to assume possession of such copies. In addition, without limiting the generality of the foregoing, each party shall make its personnel and those of its Affiliates reasonably available for deposition and testimony in any tax controversy or proceeding. Purchaser shall cooperate with Sellers to the extent reasonably necessary for Sellers’ preparation of their financial statements and Tax Returns and in the sharing of financial and accounting information with respect thereto or with respect to any audit, examination, or other proceeding with respect thereto. Any information or documentation provided pursuant to this Section shall not be disclosed by the recipient thereof to any Person except its accountants and relevant tax authorities or as required by applicable law (in which case the disclosing party shall consult in good faith with the other party prior to making any such disclosure).

Section 6.6. Tax Related Covenants. During the period commencing on the date hereof and prior to the Closing, without the prior written consent of Purchaser, neither the Company nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, knowingly surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of

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any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date.

Section 6.7. Employment Matters.

(a) On or prior to the Closing Date, Sellers shall cause any existing employment agreements by and between the Company and each of the Key Employees to be terminated by mutual agreement between the Company and each of the Key Employees. On or prior to the Closing Date, Sellers shall cause the Company to offer employment to each of the Key Employees on terms that are satisfactory to Purchaser (and based on the form of such agreement attached hereto as Exhibit D); provided, however, that the total current compensation shall not be less than such employee’s total current compensation as set forth on Schedule 6.7(a) and such terms shall include twelve (12) months of severance, based on the applicable Key Employee’s current base compensation as set forth on Schedule 6.7(a), in the event that the Key Employee is terminated without cause (or resigns for “Good Reason” as defined herein), such severance to be payable in substantially equal payments over the twelve (12) month period following such termination; provided, further, that all payments and obligations with respect to such severance shall cease upon the earlier of (a) the date is twelve (12) months following the date of such termination or (b) such time that such Key Employee begins new employment (including self-employment), or providing consulting services, in each case that is competitive with the Company, Jupitermedia Corporation or any of its Subsidiaries, including the Purchaser (the “Key Employee Offers”).

(b) On or prior to the Closing Date, Sellers shall cause any existing employment agreements by and between the Company and Burke or Triolo to be terminated by mutual agreement between the Company and Burke or Triolo, as applicable. On or prior to the Closing Date, Sellers shall execute, and shall cause the Company to execute, the Employment Agreements.

(c) Purchaser agrees that, during the one (1) year period following the Closing Date, Employees who continue their employment with the Company (the “Continuing Employees”) shall, at the option of Purchaser, either continue to be eligible to participate in the Plans that are, at the option of Purchaser, continued by the Company, or alternatively shall be eligible to participate in the same manner as similarly situated employees employed by Purchaser or its Subsidiaries in the employee benefit plans sponsored or maintained by Purchaser or its Subsidiaries, as applicable (the “Purchaser Plans”); provided, however, that in no event shall the benefits available to Continuing Employees under any Employee Benefit Plan be materially less favorable than those currently provided by the Company. Without limiting the generality of the foregoing, Purchaser shall cause each Purchaser Plan, in which a Continuing Employee participates, to recognize such Continuing Employee’s prior service with the Company (and any predecessor entities) for purposes of eligibility and vesting under such Purchaser Plans. Additionally, Purchaser shall cause each Continuing Employee’s prior service with the

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Company (and any predecessor entities) to be recognized in connection with the accrual of benefits under Purchaser’s vacation and severance policies, except with respect to severance.

(d) With respect to Purchaser Plans that are welfare plans (the “Purchaser Welfare Plans”) in which Continuing Employees participate after the Closing Date, Purchaser shall (1) waive all limitations under such plans as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Continuing Employees to the extent such conditions and exclusions were satisfied or did not apply to such Continuing Employees under Plans prior to the Closing Date and (2) provide each Continuing Employee who participates in such Purchaser Welfare Plans with credit for any co-payments and deductibles paid prior to the Closing Date and during the plan year in which the Closing Date occurs in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable and permitted under any such plan.

Section 6.8. HSR Act Filing. Each party (i) will, within five (5) Business Days of the date of this Agreement, file any notification and report forms and related material that such party may be required to file under the HSR Act, (ii) if requested by Purchaser or Sellers, will use its reasonable best efforts to obtain an early termination of the applicable waiting period, and (iii) and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Purchaser, on the one hand, and Sellers, on the other hand, will bear the cost of the HSR Act filing fee equally. Notwithstanding anything to the contrary contained herein, nothing in this Section 6.8 will require that Purchaser or its Affiliates divest, sell, or hold separately any of its assets or properties, or take any actions that could affect the normal and regular operations of Purchaser, its Affiliates or the Business after the Closing.

Section 6.9. Further Assurances. Upon the request of any parties to this Agreement, the other parties, at any time after the Closing Date, shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as each may reasonably request in order to perfect title of Purchaser and its successors and assigns to the Stock or otherwise to effectuate the purposes of this Agreement.

Section 6.10. Assumption of Permitted Liens. Within thirty (30) days of the Closing Date, Purchaser shall assume all of the Permitted Liens (other than the Permitted Liens in respect of the Owned Real Property) identified on Schedule 1.3 and further agrees to reasonably cooperate with Sellers to fully remove Sellers’ personal guaranty for the Permitted Liens (other than the Permitted Liens in respect of the Owned Real Property, which Purchaser agrees to reasonably cooperate with Sellers to have removed) and the security interest in and to Sellers’ personal residence in South Pasadena, California.

Section 6.11. Directors’ And Officers’ Indemnification.

(a) From and after the Closing, Purchaser agrees that it will cause the Company to continue to indemnify and hold harmless each present and former director and officer of the Company (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any threatened or actual claim, action,

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suit, proceeding or investigation, whether civil, criminal, administrative or investigative, based in whole or in part on or arising out of or related in whole or in part to the fact that such person is or was a director or officer of the Company or any of its Subsidiaries whether pertaining to any matter existing or occurring prior to, or at or after, the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date (the “D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or related to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable law (and Purchaser shall, or shall cause the Company and its Subsidiaries to, promptly pay such expenses in advance of the final disposition of any such action or proceeding to each D&O Indemnified Party). Purchaser, the Company and its Subsidiaries will use all reasonable efforts to assist in the vigorous defense of any such matter. The parties hereto agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any such action or suit, existing in favor of the D&O Indemnified Parties with respect to matters occurring through the Closing Date shall continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided, however, that all rights to indemnification in respect of any D&O Indemnified Liabilities asserted or made within such period shall continue until the disposition of such D&O Indemnified Liabilities.

(b) The Company shall not take any action directly or indirectly to disaffirm or adversely affect the provisions of the articles of organization and bylaws and any other written agreements of the Company and its Subsidiaries that provide indemnification of and expense reimbursement to D&O Indemnified Parties; provided, however, that in the event that Purchaser reincorporates or reorganizes the Company in a jurisdiction other than California, Purchaser will use its commercially reasonable efforts to ensure that substantially similar provisions which are at least as favorable to the D&O Indemnified Parties, are set forth in the Company’s then current organizational documents, bylaws and other written agreements of the Company that provide indemnification of and expense reimbursement to D&O Indemnified Parties.

Section 6.12. Legal Representation. Purchaser agrees that no attorney-client relationship has come into existence as between Purchaser and Costa, Abrams & Coate, LLP solely by virtue of Costa, Abrams & Coate, LLP’s involvement with this Agreement. Purchaser, for itself, its Affiliates and their respective successors and assigns, also hereby irrevocably acknowledges and agrees that communications between Sellers and their counsel, including, without limitation, Costa, Abrams & Coate, LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement, or any matter relating to any of the foregoing are privileged communications between Sellers and such counsel to the extent they were made in confidence for the purpose of obtaining or providing legal advice, and neither Purchaser, its Affiliates, nor any person purporting to act on behalf of or through Purchaser or its Affiliates, will seek to obtain the contents of any privileged communication by any process unless either Seller places in issue the substance of the communications or otherwise waives the privilege.

Section 6.13. Transfer of Owned Real Property; Property Lease. Provided that the SBA Loan has been repaid in full on or prior to the Closing Date, Sellers shall cause the

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Company to irrevocably transfer to Sellers (or any entity wholly owned by Sellers) all right, title and interest of the Company and its Subsidiaries in the Owned Real Property pursuant to one or more valid, binding and enforceable instruments of transfer in form and substance reasonably acceptable to Purchaser and Sellers. In the event that the SBA Loan has not been repaid in full on or prior to the Closing Date, the Company shall retain ownership of the Owned Real Property until such time that the SBA Loan has been repaid in full and upon such post-Closing repayment of the SBA Loan, Purchaser shall cause the Company to transfer to Sellers (or any entity wholly owned by Sellers) all right, title and interest of the Company and its Subsidiaries in the Owned Real Property pursuant to one or more valid, binding and enforceable instruments of transfer in form and substance reasonably acceptable to Purchaser and Sellers. Simultaneously with the transfer of the Owned Real Property pursuant to this Section 6.13, Sellers (or any entity wholly owned by Sellers), as lessor, and the Company, as lessee, shall enter into a lease with respect to the Owned Real Property, in a form mutually acceptable to Purchaser and Sellers, such form to include the material terms set forth on Schedule 6.13 (the “Property Lease”).

Section 6.14. Assistance. Sellers shall provide reasonable assistance to Purchaser in connection with the preparation and execution of any officer representation letters or other documents required in connection with any audit, securities filings or other matter related to the Company including, without limitation using reasonable best efforts (without any obligation to incur out of pocket expenses) to cause the Company’s historical accounting firm or firms to provide such audit or other reports as may be required for Purchaser to timely meet its reporting obligations under the Securities Exchange Act of 1934.

Section 6.15. Payment of Pre-Closing Bonuses and Post-Closing Bonuses.

(a) On the Closing Date, Sellers shall cause the Company to pay the Pre-Closing Bonuses to the extent that the Company has adequate cash on the Closing Date to pay the Pre-Closing Bonuses. In the event that the Company does not have adequate cash on the Closing Date to pay the Pre-Closing Bonuses and as a result there is a deficit between the amount of Pre-Closing Bonuses actually paid by the Company and the entire amount of the Pre-Closing Bonuses (the “Bonus Shortfall”) (i) simultaneously with the Closing, Purchaser shall cause the Company to up to $1,700,000 of the Bonus Shortfall and (ii) Sellers shall pay any portion of the Bonus Shortfall in excess of $1,700,000. In the event that Sellers are required to pay any portion of the Bonus Shortfall, Purchaser shall cause the Company to repay to Sellers such portion of the Bonus Shortfall within one hundred twenty (120) days of the Closing Date. Any amount of the Bonus Shortfall paid by the Sellers or the Company shall be reflected on the Closing Date Balance Sheet, Adjustment Report and Closing Date Shareholders’ Equity as a liability of the Company as of the Closing Date.

(b) Purchaser shall cause the Company to pay the Post-Closing Bonuses pursuant to written instructions mutually acceptable to Purchaser and Sellers, the proposed written instructions to be delivered by Sellers on or prior to July 15, 2005 and the accepted written instructions to include the material terms set forth on Schedule 6.15; provided, however, that the Company shall not be obligated to make any payments pursuant to this Section 6.15 in excess of the aggregate Bonus Amount.

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(c) Within five (5) Business Days after the Closing Date, Sellers shall provide to Purchaser evidence of payment of the amount of Pre-Closing Bonuses paid by the Company on or prior to the Closing Date.

ARTICLE VII.

CONDITIONS TO SELLERS’ OBLIGATIONS

The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Sellers) of each of the following conditions on or prior to the Closing Date:

Section 7.1. Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement which are qualified as to materiality shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date, and all other representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date. Purchaser shall have delivered to Sellers a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

Section 7.2. Compliance with Agreement. Purchaser shall have performed and complied with all covenants to be performed or complied with by it on or prior to the Closing Date. Purchaser shall have delivered to Sellers a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

Section 7.3. Consents. All consents, Permits, authorizations, approvals, waivers and amendments which are listed on Schedule 7.3 hereto shall have been obtained.

Section 7.4. Opinion of Counsel. Sellers shall have received an opinion of Willkie Farr & Gallagher LLP, counsel to Purchaser, in the form of Exhibit E (“Purchaser’s Opinion of Counsel”).

Section 7.5. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or Governmental Agency, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Agency that declares this Agreement or any other Transaction Document invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby or thereby shall be in effect; and no action or proceeding before any court or Governmental Agency shall have been instituted or threatened by any Governmental Agency or by any other person or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document or which challenges the validity or enforceability hereof or thereof and has a reasonable likelihood of being successful.

Section 7.6. Corporate Documents. Sellers shall have received from Purchaser certified copies of the resolutions duly adopted by the board of directors of Purchaser approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and such resolutions shall be in full force and effect as of the Closing Date.

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Section 7.7. Transaction Documents. Purchaser shall have executed and delivered to Sellers the Escrow Agreement.

Section 7.8. HSR Act and Governmental Approvals. Any waiting period (including any extension thereof) applicable to the purchase and sale of the Stock by the parties hereto under the HSR Act shall have terminated or expired and all other required approvals of any Governmental Agency shall have been obtained and shall be in full force and effect.

ARTICLE VIII.

CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Purchaser) of each of the following conditions on or prior to the Closing Date:

Section 8.1. Representations and Warranties. The representations and warranties of Sellers (a) contained in this Agreement that are qualified by Material Adverse Effect and (b) set forth in Section 3.3 shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date (except that any such representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct in all respects on and as of such date), and each Seller shall have delivered to Purchaser a certificate, dated the Closing Date, to the foregoing effect. The representations and warranties of Sellers contained in this Agreement that are not qualified by Material Adverse Effect shall be true and correct in all respects (without giving effect to any materiality or similar qualification contained therein) on and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct in all respects on and as of such date), except where the failure of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect, and each Seller shall have delivered to Purchaser a certificate, dated the Closing Date, to the foregoing effect.

Section 8.2. Compliance with Agreement. Each Seller shall have performed and complied with all covenants to be performed or complied with by it on or prior to the Closing Date. Each Seller shall have delivered to Purchaser a certificate, dated the Closing Date, to the foregoing effect.

Section 8.3. Consents. All consents, Permits, authorizations, approvals, waivers and amendments which are listed on Schedule 8.3 hereto shall have been obtained.

Section 8.4. Key Employees. A majority of the Key Employees shall have accepted their respective Key Employee Offers. Sellers shall have caused any existing employment agreements by and between the Company and each of the Key Employees to be terminated by mutual agreement between the Company and each of the Key Employees.

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Section 8.5. Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect or Basis therefor.

Section 8.6. No Claim Regarding Stock Ownership or Sale Proceeds. There must not be pending or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Stock.

Section 8.7. Opinion of Counsel. Purchaser shall have received an opinion of Costa, Abrams & Coate, LLP, counsel to Sellers, in the form of Exhibit F (“Sellers’ Opinion of Counsel”).

Section 8.8. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or Governmental Agency, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Agency that declares this Agreement or any other Transaction Document invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby or thereby shall be in effect; and no action or proceeding before any court or Governmental Agency shall have been instituted or threatened by any Governmental Agency or by any other person or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document or which challenges the validity or enforceability hereof or thereof and has a reasonable likelihood of being successful.

Section 8.9. Transaction Documents. Sellers shall have executed and delivered Purchaser the Escrow Agreement and the Employment Agreements. Sellers shall have caused any existing employment agreement by and between the Company and Burke or Triolo to be terminated by mutual agreement between the Company and Burke or Triolo, as applicable.

Section 8.10. Resignations. Purchaser shall have received the resignations, effective as of the Closing Date, of each of the officers and directors of the Company in such capacities and not in their capacities as Employees.

Section 8.11. No Liens. There shall be no outstanding Liens (other than Permitted Liens) on or in respect of any assets of the Company or the Business..

Section 8.12. Tax Sharing Agreements. Any tax sharing agreements among the Company or any Subsidiaries and any other Person shall have been terminated as of the Closing Date with no further liability to Purchaser, the Company or any such Subsidiary.

Section 8.13. Transfer of Transferred Assets. Sellers shall have irrevocably transferred, and shall have caused each of their Affiliates and Seller Entities to have irrevocably transferred to the Company, all of their right, title and interest, if any, in and to the Transferred Assets pursuant to one or more valid, binding and enforceable instruments of transfer in form and substance acceptable to Purchaser.

Section 8.14. HSR Act and Governmental Approvals. Any waiting period (including any extension thereof) applicable to the purchase and sale of the Stock by the parties hereto under the HSR Act shall have terminated or expired and all other required approvals of any Governmental Agency shall have been obtained and shall be in full force and effect.

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Section 8.15. Transfer of Owned Real Property; Execution of Property Lease. Provided that the SBA Loan has been repaid in full on or prior to the Closing Date, Sellers shall have caused the Company to have irrevocably transferred to Sellers (or any entity wholly owned by Sellers), all of the right, title and interest of the Company and its Subsidiaries in the Owned Real Property pursuant to one or more valid, binding and enforceable instruments of transfer in form and substance reasonably acceptable to Purchaser and Sellers, and Sellers shall have executed, and shall have caused the Company to execute, the Property Lease.

Section 8.16. Payment of Pre-Closing Bonuses. On the Closing Date, Sellers shall have caused the Company (to the extent the Company has adequate cash) to pay the Pre-Closing Bonuses to the Employees and shall have provided Purchaser of evidence of such payment, in a form reasonably satisfactory to Purchaser.

Section 8.17. Pay-Off Letters. As of the Closing Date, the lender or secured party under the Security Agreement shall have delivered the executed Pay-Off Letters to Purchaser.

ARTICLE IX.

THE CLOSING

Section 9.1. The Closing. The Closing of the transactions contemplated hereby (the “Closing”) shall be held not more than two (2) Business Days after each of the conditions precedent set forth in Articles VII and VIII have been satisfied or waived by the party entitled to the benefit thereof (the “Closing Date”) or at such other time as the parties may mutually agree. The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 or at such other place as the parties may mutually agree. At the Closing, all of the transactions provided for in Article II hereof shall be consummated on a substantially concurrent basis.

Section 9.2. Deliveries by Sellers at the Closing. At the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser, the following items:

(a)	the Cross Receipt duly executed by Sellers;

(b) the duly executed certificates referred to in Sections 8.1 and 8.2.

(c) the consents listed on Schedule 8.3;

(d) Sellers’ Opinion of Counsel;

(e) the BTPX License duly executed by Burke and the Company;

(f) the Employment Agreements duly executed by Sellers and the Company;

(g) the Escrow Agreement duly executed by Sellers;

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(h) the Property Lease duly executed by Sellers (or an entity wholly owned by Sellers) and the Company (provided that the SBA Loan has been repaid in full on or prior to the Closing Date);

(i) a certificate or certificates representing the Stock, duly endorsed in blank for transfer or accompanied by appropriate powers duly executed in blank;

(j) the resignations referred to in Section 8.10;

(k) evidence of the terminations referred to in Section 8.4 and Section 8.9;

(l) the instrument or instruments for the assignment of the confidentiality agreements, if any, as contemplated by Section 5.3;

(m) the instrument or instruments of transfer contemplated by Section 8.13 hereof with respect to the transfer of the Transferred Assets to the Company (provided that the SBA Loan has been repaid in full on or prior to the Closing Date);

(n) the instrument or instruments of transfer contemplated by Section 8.15 hereof with respect to the transfer of the Owned Real Property from the Company to Sellers; and

(o) all other previously undelivered documents that Sellers are required to deliver to Purchaser pursuant to this Agreement.

Section 9.3. Deliveries by Purchaser at the Closing. At the Closing, Purchaser shall deliver, or cause to be delivered, to Sellers, the following items:

(a) the Cross Receipt duly executed by Purchaser;

(b) the duly executed officer’s certificates referred to in Sections 7.1, 7.2, and 7.6;

(c) the consents listed on Schedule 7.3;

(d) duly executed and acknowledged transfer tax and other required tax forms reasonably required by Sellers to consummate the transactions contemplated hereby, all in the form required by applicable law;

(e) the Escrow Agreement duly executed by Purchaser;

(f) the Closing Date Payment;

(g) the Pay-Off Letters duly executed by the lender or secured party under the Security Agreement and evidence of payment of the amounts set forth in the Pay-Off Letters in respect of the Real Property Mortgage;

(h) evidence of receipt by the Escrow Agent of the Escrow Amount; and

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(i) all other previously undelivered documents that Purchaser is required to deliver to Sellers pursuant to this Agreement.

ARTICLE X.

INDEMNIFICATION

Section 10.1. Survival. All of the representations and warranties of Sellers contained in Article III of this Agreement or in any certificate delivered by Sellers pursuant to this Agreement shall survive the Closing and continue in full force and effect: (a) in the case of the representations and warranties of Sellers contained in Section 3.22 (Environmental Matters) and Section 3.23 (Tax Matters) (“Sellers’ Extended Representations”), until six (6) months after the expiration of the statute of limitations with respect to the matter to which the claim relates (including any extension of the statute of limitation consented to by or on behalf of the Company) and (b) in the case of any other representation or warranty of Sellers contained in this Agreement (other than the representations and warranties of Sellers contained in Sections 3.1, 3.2, and 3.3 and in any certificate delivered by Sellers pursuant to this Agreement to the extent that such certificate relates to such representations (collectively the “Sellers’ Perpetual Representations”), which shall survive the Closing and continue in full force and effect forever thereafter), until twenty-four (24) months after the Closing Date. Notwithstanding the foregoing, any notice given in accordance with Section 12.1 of this Agreement (and delivered within the applicable survival period for such representation or warranty) claiming an alleged breach of any representation or warranty hereunder shall without further action extend the survival period for the representation or warranty alleged to have been breached as applied to the circumstances set forth in such notice until immediately after the final resolution of the matter. Sellers’ Perpetual Representations, the representations and warranties of Purchaser set forth in Article IV of this Agreement and in any certificate delivered by the Purchaser with respect to such representations (the “Purchaser’s Perpetual Representations”), and all of the covenants of Sellers and Purchaser contained in this Agreement shall survive the Closing and continue in full force and effect forever thereafter.

Section 10.2. Indemnification Provisions for Benefit of Purchaser and Sellers

(a) In the event Sellers breach any of their representations, warranties or covenants contained in this Agreement, any other Transaction Document or in any certificate delivered by Sellers pursuant hereto or thereto and provided that, as to any claim for breach of representations or warranties, Purchaser makes a written claim for indemnification against Sellers within the applicable survival period, if applicable, then Sellers agree jointly and severally to indemnify Purchaser, the Company and their respective Affiliates (“Purchaser Indemnified Parties”) from and against all Damages that Purchaser Indemnified Parties suffer resulting from or arising out of such event; provided, however, that Sellers shall not have any obligation to indemnify Purchaser Indemnified Parties from and against any Damages resulting from the breach of any representation or warranty of Sellers (as opposed to any covenant of Sellers) contained in Article III of this Agreement (other than Sellers’ Perpetual Representations and Sellers’ Extended Representations): (i) until Purchaser Indemnified Parties have suffered aggregate Damages by reason of all such breaches in excess of $200,000 (the “Threshold”) (after which point Sellers will be obligated to indemnify Purchaser

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Indemnified Parties from the first dollar of Damages) or (ii) notwithstanding anything to the contrary contained in this Agreement, to the extent the aggregate amount that Sellers have actually indemnified Purchaser Indemnified Parties for prior breaches of representations and warranties of Sellers contained in Article III of this Agreement exceeds $18,973,974.

(b) Without limiting the generality or effect of the foregoing, Sellers shall indemnify, defend and hold harmless the Company, Purchaser and any of their respective Affiliates from and against any and all Damages resulting from or arising out of any of the following (which indemnification, defense and hold harmless shall not be subject to any of the limitations set forth in Section 10.2(a)):

(i) any business or property formerly owned or operated by the Company or any of its predecessors but not owned or operated by the Company immediately before the Closing;

(ii) any claim of any creditor or beneficiary (in their capacity as such) of Sellers or any of their Affiliates (other than the Company), whether arising prior to, on or after the Closing Date; or

(iii) except to the extent included in the determination of Closing Date Stockholders’ Equity, (a) all liability for Taxes of the Company and its Subsidiaries for Pre-Closing Tax Periods; (b) all liability for Taxes described in Section 6.1; (c) all liability attributable to any misrepresentation or breach of warranty made by Sellers in Section 3.23 of this Agreement, provided that any such liability described in this Section 10.2(b)(iii)(c) shall be limited to Taxes for Pre-Closing Tax Periods; (d) all liability for Taxes attributable to any failure to comply with any of the covenants or agreements of Sellers under this Agreement; (e) all liability for Taxes resulting by reason of any item of income or gain of a partnership reported by the Company or any Subsidiary as a partner, to the extent such items are properly attributable to a Pre-Closing Tax Period of such partnership; (f) the Company’s inability to realize a portion of the projected Tax benefit related to the Bonus Amounts; and (g) all liability for Taxes of any other person pursuant to any contractual agreement entered into by the Company or any Subsidiary or any third party on behalf of the Company or any Subsidiary on or before the Closing Date (except for Taxes of any other person pursuant to written agreements with lessors, vendors, and customers entered into in the Ordinary Course of Business).

(iv) any and all Liabilities related to the Owned Real Property net of any insurance proceeds actually received by the Company with respect to such Liabilities (it being understood that Sellers’ obligation to indemnify the Purchaser Indemnified Parties pursuant to this Section 10.2(b)(iv) is conditioned upon the Company having first submitted a claim under the Company’s insurance policy relating to the Owned Real Property (provided such policy was in full force and effect as of the Closing Date and not terminable by its terms thereafter by the insurer solely as a result of the consummation of the transactions contemplated by this Agreement and provided further that the assertion of such claim was otherwise permitted under such policy)).

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(c) In the event Purchaser breaches any of its representations, warranties or covenants contained in this Agreement, any other Transaction Document or in any certificate delivered by Purchaser pursuant hereto or thereto and provided that, as to any claim for breach of representations or warranties, Sellers make a written claim for indemnification against Purchaser within the applicable survival period, if applicable, then Purchaser agrees to indemnify Sellers and their Affiliates from and against all Damages that Sellers and their Affiliates suffer resulting from or arising out of such event; provided, however, that Purchaser shall not have any obligation to indemnify Sellers from and against any Damages resulting from the breach of any representation or warranty of Purchaser (as opposed to any covenant of Purchaser) (other than Purchaser’s Perpetual Representations) (i) until Sellers have suffered aggregate Damages by reason of all such breaches in excess of the Threshold (after which point Purchaser will be obligated to indemnify Sellers from the first dollar of Damages) or (ii) notwithstanding anything to the contrary contained in this Agreement, to the extent the aggregate amount that Purchaser has actually indemnified Sellers for prior breaches of representations and warranties of Purchaser exceeds the Purchase Price (as adjusted pursuant to Section 2.3(e)).

Section 10.3. Matters Involving Third Parties. (a) If any third party notifies any party hereto (the “Indemnified Party”) with respect to any matter which may give rise to a claim (other than a Tax Claim) for indemnification against the other party hereto (the “Indemnifying Party”) under this Article X, then the Indemnified Party shall use reasonable efforts to notify the Indemnifying Party thereof promptly and in any event within ten (10) days after receiving any written notice from a third party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is actually prejudiced thereby.

(b) Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may, subject to the Indemnifying Party’s rights to assume the defense of such matter pursuant to this Section 10.3, defend against the matter in any manner it deems appropriate.

(c) The Indemnifying Party may at any point in time choose to assume the defense of all of such matter, in which event:

(i) the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party;

(ii) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party shall be responsible for the fees and expenses of one separate co-counsel for all Indemnified Parties to the extent the Indemnified Party is advised, in writing by its counsel, that either (x) the

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counsel the Indemnifying Party has selected has a conflict of interest or (y) there are legal defenses available to the Indemnified Party that are materially different from or additional to those available to the Indemnifying Party); and

(iii) the Indemnifying Party shall reimburse the Indemnified Party for the reasonable costs of defense or investigation for the period prior to the assumption of the defense.

(d) Assumption of the defense of any matter by the Indemnifying Party shall without further action constitute an irrevocable waiver by the Indemnifying Party of its right to claim at a later date that such third party action for which the defense was assumed is not a proper matter for indemnification pursuant to this Article X.

(e) The Indemnified Party shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which may give rise to a claim for indemnification without the written consent of the Indemnifying Party, which consent may not be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party has failed to provide indemnification required to be provided pursuant to this Article X for thirty (30) days after a request therefor, then the Indemnified Party may take any such action without the consent of the Indemnifying Party (provided that the Indemnified Party must give the Indemnifying Party at least ten (10) days prior notice of such action).

(f) The Indemnifying Party shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which may give rise to a claim for indemnification or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

Section 10.4. Certain Additional Provisions Relating to Indemnification.

(a) Notwithstanding Section 12.12, after the Closing Date, the indemnification provisions set forth in this Article X shall constitute the sole and exclusive recourse and remedy available to the parties hereto with respect to the breach of any representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement except for fraud.

(b) All payments by an Indemnifying Party under Article X shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income tax purposes.

(c) The Indemnification provided for in this Article X shall survive any investigation at any time made by or on behalf of Purchaser or any knowledge or information that Purchaser may have.

(d) Purchaser shall seek to recover Damages first from the Escrow Amount and, thereafter, directly from the Indemnifying Party.

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Section 10.5. Procedures Relating to Tax Claims. If a claim is made by any Tax authority which, if successful, is likely to result in an indemnity payment to Purchaser or any of its Affiliates pursuant to this Article X, Purchaser shall notify Sellers of such claim (a “Tax Claim”), stating the nature and basis of such claim and the amount thereof, to the extent known. Failure to give such notice shall not relieve Sellers from any liability which it may have on account of this indemnification or otherwise, except to the extent that Sellers are actually prejudiced thereby. Sellers will have the right, at its option, upon timely notice to Purchaser, to assume control of any defense of any Tax Claim (other than a Tax Claim relating solely to Taxes of the Company or any Subsidiary for a Straddle Period) with its own counsel provided such counsel is reasonably satisfactory to the Purchaser. Sellers’ right to control a Tax Claim will be limited to amounts in dispute which would be paid by Sellers or for which Sellers would be liable pursuant to this Article X. Costs of such Tax Claims shall be borne by Sellers unless the Tax Claim relates to taxable periods ending after the Closing Date, in which event such costs will be fairly apportioned. Purchaser and the Company shall cooperate with Sellers in contesting any Tax Claim, which cooperation shall include the retention and, upon Sellers’ request, the provision of records and information which are reasonably relevant to such Tax Claim and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. Notwithstanding the foregoing, Sellers shall neither consent nor agree (nor cause the Company or any Subsidiary to consent or agree) to the settlement of any Tax Claim with respect to any liability for Taxes that may affect the liability for any state or federal income tax of the Company or any Subsidiary or any Affiliated Group of which the Company or any Subsidiary is a member for any taxable period ending subsequent to the Closing Date without the prior written consent of Purchaser, and neither Sellers, nor any Seller Entity, shall file an amended Tax Return that may affect the liability for Taxes of the Company or any Subsidiary without the prior written consent of Purchaser. Purchaser and Sellers shall jointly control all proceedings taken in connection with any claims for Taxes relating solely to a Straddle Period of the Company or any Subsidiary.

ARTICLE XI.

TERMINATION

Section 11.1. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

(a) by mutual written consent of Purchaser and Sellers;

(b) by Purchaser upon five (5) Business Days notice if, at or before the Closing Date, satisfaction of any condition set forth in Article VIII is or becomes impossible (other than through the breach by Purchaser of any of its representations or warranties or the failure of Purchaser to perform any of its obligations pursuant to this Agreement) and Purchaser shall not have waived such condition in writing at or before the Closing Date;

(c) by Sellers upon five (5) Business Days notice if, at or before the Closing Date, satisfaction of any condition set forth in Article VII is or becomes impossible (other than through the breach by Sellers of any of their representations or warranties or the failure of Sellers to perform any of their obligations pursuant to this Agreement) and Sellers shall not have waived such condition in writing at or before the Closing Date;

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(d) after August 15, 2005, by Purchaser or Sellers (if such terminating party is not then in default of any obligation hereunder), if the Closing has not occurred on or before such date; provided, however, that the parties agree that not less than five (5) business days prior to August 15, 2005, either Purchaser or Seller (provided such electing party is not in breach of this Agreement) may elect to extend the August 15, 2005 date until October 15, 2005 in the event that such additional time is necessary to obtain HSR approval with respect to the transactions contemplated hereby; or

(e) by Purchaser, if Sellers have violated the terms of Section 5.5.

Section 11.2. Effect of Termination; Termination Fee.

(a) In the event this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties hereunder shall terminate, except for the obligations set forth in Article X and in Sections 11.2 and Article XII (except Section 12.12) and except that nothing in this Section 11.2 shall relieve any party hereto of any liability for breach of any of the covenants or any of the representations or warranties contained in this Agreement prior to such termination.

(b) If this Agreement is terminated by Purchaser pursuant to Section 11.1(e), in addition to any other remedy available to the Purchaser at law or in equity, Sellers shall, within five (5) Business Days of such termination, pay all reasonable, documented attorneys’, accountants’, consultants’ and other out-of-pocket expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

Section 12.1. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender’s telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, provided that a copy is sent via mail on the day of such transmission, (c) one (1) Business Day after the date when sent to the recipient by reputable express overnight courier service (charges prepaid), or (d) seven (7) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to Sellers and to Purchaser at the addresses indicated below:

If to Sellers:	Jeffrey Burke and Lorraine Triolo
c/o PictureArts Corporation
99 Pasadena Avenue
S. Pasadena CA 910301
and, at any time that either of the Sellers shall cease to be an employee of the Company, at the additional address set forth for the Sellers in the Escrow Agreement

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With a copy to
(which shall not
constitute notice):	Costa, Abrams & Coate, LLP
Attn: Joseph P. Costa
1221 Second Street, third floor,
Santa Monica, California 90401
facsimile no: (310) 576-6160

If to Purchaser:	JupiterImages Corporation
23 Old Kings Highway South
Darien, Connecticut 06820
Attn: Christopher S. Cardell
Fax: (203) 655-5079

With a copy to:	Willkie Farr & Gallagher LLP
(which shall not	787 Seventh Avenue
constitute notice)	New York, New York 10019
Attention: Jeffrey R. Poss, Esq.
Facsimile No. (212) 728-8111

or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section 12.1.

Section 12.2. Amendments. The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by each of the parties hereto.

Section 12.3. Assignment and Parties in Interest.

(a) Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated (by operation of law or otherwise) by either party hereto except with the prior written consent of the other party hereto; provided, however, that (i) prior to or after the Closing, Purchaser may assign all of its rights hereunder to any Affiliate of Purchaser, provided that no such assignment shall relieve Purchaser of its obligations hereunder, and (ii) Purchaser (or the assignee or Affiliate pursuant to clause (i)) has a one-time right to assign all of its rights hereunder to any other Person which acquires, directly or indirectly, all or substantially all of the assets of, or equity interest in, the Company provided that no such assignment shall relieve Purchaser of its obligations hereunder.

(b) Except as provided in Article X, and Section 6.11 (Directors’ and Officers’ Indemnification) this Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns.

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Section 12.4. Announcements. All press releases, notices to customers and suppliers and similar public announcements prior to or within fifteen (15) days after the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both Purchaser and Sellers prior to the issuance thereof; provided, however, that either party may make any public disclosure it believes in good faith is required by law, regulation or rule of any stock exchange on which its securities are traded (in which case the disclosing party shall use reasonable efforts to advise the other party prior to making such disclosure and to provide the other party a reasonable opportunity to review the proposed disclosure).

Section 12.5. Expenses. Except as expressly set forth in this Agreement, each party to this Agreement shall bear all of its legal, accounting, investment banking, and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

Section 12.6. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 12.7. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 12.8. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

Section 12.9. Governing Law; Jurisdiction.

(a) This Agreement and the legal relations between the parties hereto in respect of this Agreement and the other Transaction Documents shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein without regard to any principles of conflicts of law that would require the application of the laws of a different state.

(b) Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the parties hereto hereby accept for themselves and in respect of their property the jurisdiction of the aforesaid courts in connection with any such action or proceeding. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

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Section 12.10. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) including means “including without limitation”; (c) “or” is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; and (e) “$” means the currency of the United States of America.

Section 12.11. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 12.12. Specific Performance. Without limiting or waiving in any respect any rights or remedies of Purchaser or Sellers under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

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IN WITNESS WHEREOF, Sellers and Purchaser have executed and delivered this Agreement as of the day and year first written above.

SELLERS	JEFFREY BURKE

/s/ Jeffrey Burke

LORRAINE TRIOLO

/s/ Lorraine Triolo

PURCHASER	JUPITERIMAGES CORPORATION

	By:	/s/ Christopher S. Cardell
	Name:	Christopher S. Cardell
	Title:	President

[Signature Page to Stock Purchase Agreement]